SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 20, 2006
AZTAR CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-5440 (Commission File Number)	86-0636534 (I.R.S. Employer Identification Number)
2390 East Camelback Road, Suite 400, Phoenix, Arizona (Address of principal executive offices)		85016 (Zip Code)
Registrant's telephone number, including area code (602) 381-4100
Not Applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] [ ] [ ] [ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

This Current Report on Form 8-K is being furnished to reflect Casino Aztar Caruthersville as a discontinued operation in the Consolidated Financial Statements for the fiscal years ended December 31, 2005, December 30, 2004 and January 1, 2004 to conform with the presentation for the quarter ended September 30, 2006. See "Note 22. Subsequent Events - Discontinued Operations" in the Notes to Consolidated Financial Statements. Other minor changes were also made to the Consolidated Financial Statements to conform with our current presentation. Reference is made to the Index to Financial Statements on page F-1.

ITEM 9.01	Financial Statements and Exhibits
	(d)	Exhibits:
		23	Consent of PricewaterhouseCoopers LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AZTAR CORPORATION By: NEIL A. CIARFALIA Neil A. Ciarfalia Chief Financial Officer, Vice President and Treasurer

Date:  November 20, 2006

EXHIBIT INDEX
Exhibit Number	Description
23	Consent of PricewaterhouseCoopers LLP

2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Aztar Corporation:

We have completed the integrated audits of Aztar Corporation's 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and shareholders' equity present fairly, in all material respects, the financial position of Aztar Corporation and its subsidiaries (the "Company") at December 31, 2005 and December 30, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management's assessment, included in Management's Annual Report on Internal Control Over Financial Reporting appearing under Item 9A of the Company's annual report on Form 10-K for the year ended December 31, 2005 (not separately presented herein), that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
February 23, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operation discussed in Note 22, as to which the date is
November 20, 2006

F-2.1

AZTAR CORPORATION AND SUBSIDIARIES
   CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
December 31, 2005	December 30, 2004

Assets
Current assets:
  Cash and cash equivalents
  Accounts receivable, net
  Construction accident receivables
  Refundable income taxes
  Inventories
  Prepaid expenses
  Insurance deposits
  Deferred income taxes

    Total current assets

Assets held for sale

Investments

Property and equipment:
  Buildings, riverboats and equipment, net
  Land
  Construction in progress
  Leased under capital leases, net

Intangible assets
Other assets

$ 86,361 26,469 2,949 1,288 7,350 13,394 -- 11,026 148,837 33,559 25,215 986,025 207,514 18,339 9 1,211,887 33,331 102,505 $1,555,334 ==========	$ 51,353 17,650 4,247 19,457 8,617 10,182 6,000 11,331 128,837 34,797 23,602 991,233 207,459 7,748 26 1,206,466 33,989 83,949 $1,511,640 ==========

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)
(in thousands, except share data)
December 31, 2005	December 30, 2004

Liabilities and Shareholders¢ Equity
Current liabilities:
  Accounts payable and accruals
  Accrued payroll and employee benefits
  Accrued interest payable
  Accrued rent
  Current portion of long-term debt
  Current portion of other long-term liabilities
  Liabilities related to assets held for sale

    Total current liabilities

Long-term debt
Other long-term liabilities
Deferred income taxes
Contingencies and commitments
Series B convertible preferred stock
  (redemption value $15,107 and $17,791)

Shareholders¢ equity:
  Common stock, $.01 par value (35,778,952 and
    34,781,585 shares outstanding)
  Paid-in capital
  Retained earnings
  Accumulated other comprehensive loss
  Less: Treasury stock

    Total shareholders' equity

$ 91,369 25,765 7,577 760 1,293 824 2,495 130,083 721,676 16,419 46,006 4,620 546 474,637 373,897 (1,899) (210,651) 636,530 $1,555,334 ==========	$ 92,587 29,250 9,029 8,787 1,292 972 2,462 144,379 731,253 23,815 40,988 4,914 533 451,404 319,018 (3,259) (201,405) 566,291 $1,511,640 ==========	$ 94,321 29,978 9,029 8,787 1,292 972 144,379 731,253 23,815 40,988 4,914 533 451,404 319,018 (3,259) (201,405) 566,291 $1,511,640 ==========

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005, December 30, 2004 and January 1, 2004
(in thousands, except per share data)
2005	2004	2003

Revenues
  Casino
  Rooms
  Food and beverage
  Other

Costs and expenses
  Casino
  Rooms
  Food and beverage
  Other
  Marketing
  General and administrative
  Utilities
  Repairs and maintenance
  Provision for doubtful accounts
  Property taxes and insurance
  Rent
  Construction accident related
  Construction accident insurance recoveries
  Depreciation and amortization
  Preopening costs

Operating income

  Other income
  Interest income
  Interest expense
  Loss on early retirement of debt

Income from continuing operations before
  income taxes

  Income taxes

Income from continuing operations

Discontinued operations, net of income taxes

Net income

$673,342
104,051
59,438
  50,833
887,664

268,346
47,495
56,886
29,844
90,980
89,900
25,864
26,926
1,687
32,956
7,856
4,276
(871)
64,381
      --
 746,526

141,138

6,001
1,390
(56,366)
      --

92,163

 (38,598)

53,565

   2,395

$ 55,960
========

$587,114
85,713
54,677
  39,310
766,814

246,445
42,602
53,729
27,891
74,102
81,824
19,844
25,535
967
29,589
8,711
3,956
(12,217)
52,213
   2,893
 658,084

108,730

3,907
807
(37,012)
 (10,372)

66,060

 (38,973)

27,087

   1,388

$ 28,475
========

$595,170
76,218
55,458
  39,323
766,169

249,404
39,349
53,328
28,047
70,455
73,551
17,357
23,469
1,530
28,659
8,779
512
--
48,151
      --
 642,591

123,578

--
736
(36,375)
      --

87,939

 (28,241)

59,698

   1,232

$ 60,930
========

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (continued)
For the Years Ended December 31, 2005, December 30, 2004 and January 1, 2004
(in thousands, except per share data)
2005	2004	2003

Earnings per common share assuming no dilution:
  Income from continuing operations
  Discontinued operations, net of income taxes
  Net income

Earnings per common share assuming dilution:
  Income from continuing operations
  Discontinued operations, net of income taxes
  Net income

Weighted-average common shares applicable to:
  Earnings per common share assuming no     dilution
  Earnings per common share assuming dilution

$ 1.48 .07 $ 1.55 ======== $ 1.42 .07 $ 1.49 ======== 35,332 37,111	$ .75 .04 $ .79 ======== $ .72 .04 $ .76 ======== 34,547 36,038	$ 1.68 .04 $ 1.72 ======== $ 1.62 .04 $ 1.66 ======== 34,999 36,563

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, December 30, 2004 and January 1, 2004
 (in thousands)
2005	2004	2003

Cash Flows from Operating Activities
Net income
Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
    Depreciation and amortization
    Provision for losses on accounts
      receivable
    Loss on early retirement of debt
    Loss on reinvestment obligation
    Rent expense
    Deferred income taxes
    Proceeds from insurance
    Change in assets and liabilities:
      (Increase) decrease in receivables
      (Increase) decrease in refundable
        income taxes
      (Increase) decrease in inventories
        and prepaid expenses
      Increase (decrease) in accounts
        payable, accrued expenses and
        income taxes payable
    Other items, net

  Net cash provided by (used in)
    operating activities

Cash Flows from Investing Activities
Reduction in investments
Return of insurance deposits
Proceeds from insurance
Reduction in other assets
Purchases of property and equipment
Additions to other long-term assets

  Net cash provided by (used in)
    investing activities

$ 55,960 69,786 1,687 -- 1,885 591 5,323 (6,706) (8,778) 18,169 (3,390) (2,567) (7,361) 124,599 3,747 6,000 6,706 8,330 (85,936) (38,693) $ (99,846)	$ 28,475 56,950 967 10,372 991 470 17,140 (10,879) (5,275) (13,870) (1,745) 19,879 1,791 105,266 1,930 -- 10,879 1,575 (160,327) (44,624) $(190,567)	$ 60,930 52,432 1,530 -- 250 459 688 -- (47) (994) (1,167) (4,399) 1,683 111,365 2,252 -- -- 2,102 (147,379) (25,948) $(168,973)

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
For the Years Ended December 31, 2005, December 30, 2004 and January 1, 2004
 (in thousands)
2005	2004	2003

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt
Proceeds from issuance of common stock
Principal payments on long-term debt
Premium paid on early retirement of debt
Principal payments on other long-term
  liabilities
Debt issuance costs
Repurchase of common stock
Preferred stock dividend
Redemption of preferred stock

  Net cash provided by (used in)
    financing activities

Net increase (decrease) in cash and
  cash equivalents

Less the change related to assets held
  for sale

Cash and cash equivalents at beginning
  of year

    Cash and cash equivalents at end
      of year

Supplemental Cash Flow Disclosures

$ 446,980 10,120 (439,359) -- (22) -- (5,799) (383) (999) 10,538 35,291 (283) 51,353 $ 86,361 =========	$1,018,572 3,613 (930,921) (7,616) (22) (12,768) (1,858) (406) (971) 67,623 (17,678) 28 69,003 $ 51,353 =========	$ 405,257 1,466 (288,015) -- (33) -- (42,244) (435) (698) 75,298 17,690 (337) 51,650 $ 69,003 =========

Summary of non-cash investing and
  financing activities:
    Exchange of common stock in lieu of
      cash payments in connection with
      the exercise of stock options
    Current liabilities incurred for
      other assets
    Contract payable incurred for property
      and equipment
    Other long-term liabilities incurred
      for property and equipment

Cash flow during the year for the
  following:
    Interest paid, net of amount
      capitalized
    Income taxes paid

$ 3,447 -- 356 1,087 $ 55,549 7,596	$ 2,050 -- -- -- $ 35,639 30,806	$ -- 1,919 -- -- $ 34,506 27,765

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2005, December 30, 2004 and January 1, 2004
 (in thousands)
Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss - Minimum Pension Liability Adjustment	Treasury Stock	Total

Balance,
  January 2, 2003
  Net income
  Minimum pension
    liability
    adjustment,
    net of
    income tax
      Total
      comprehensive
      income
  Stock options
    exercised
  Tax benefit from
    stock options
    exercised
  Preferred stock
    dividend and
    losses on
    redemption
  Repurchase of
    common stock
Balance,
  January 1, 2004
  Net income
  Minimum pension
    liability
    adjustment,
    net of
    income tax
      Total
      comprehensive
      income
  Stock options
    exercised
  Tax benefit from
    stock options
    exercised
  Preferred stock
    dividend and
    losses on
    redemption

Balance,
  December 30, 2004

$ 524 2 526 7 $ 533 ======	$439,275 1,464 759 441,498 5,656 4,250 $451,404 ========	$231,420 60,930 (777) 291,573 28,475 (1,030) $319,018 ========	$ (612) (914) (1,526) (1,733) $ (3,259) =========	$(155,253) (42,244) (197,497) (3,908) $(201,405) =========	$515,354 60,930 (914) 60,016 1,466 759 (777) (42,244) 534,574 28,475 (1,733) 26,742 1,755 4,250 (1,030) $566,291 ========

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (continued)
For the Years Ended December 31, 2005, December 30, 2004 and January 1, 2004
 (in thousands)
Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss - Minimum Pension Liability Adjustment	Treasury Stock	Total

Balance,
  December 30, 2004
  Net income
  Minimum pension
    liability
    adjustment,
    net of
    income tax
      Total
      comprehensive
      income
  Stock options
    exercised
  Tax benefit from
    stock options
    exercised
  Preferred stock
    dividend and
    losses on
    redemption

Balance,
  December 31, 2005

$ 533 13 $ 546 ======	$451,404 14,016 9,217 $474,637 ========	$319,018 55,960 (1,081) $373,897 ========	$ (3,259) 1,360 $ (1,899) =========	$(201,405) (9,246) $(210,651) =========	$566,291 55,960 1,360 57,320 4,783 9,217 (1,081) $636,530 ========

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Statements

Aztar Corporation ("Aztar" or "Company") was incorporated in Delaware in June 1989 to operate the gaming business of Ramada Inc. ("Ramada") after the restructuring of Ramada ("Restructuring"). The Restructuring involved the disposition of Ramada's hotel and restaurant businesses with Ramada's shareholders retaining their interest in the gaming business. As part of the Restructuring, the gaming business and certain other assets and liabilities of Ramada were transferred to Aztar, and a wholly-owned subsidiary of New World Hotels (U.S.A.), Inc. was merged with Ramada ("Merger"). In the Merger, each share of Ramada common stock was converted into the right to receive $1.00 and one share of Aztar common stock.

The Company operates casino hotels in Atlantic City, New Jersey and Las Vegas, Nevada, under the Tropicana name and in Laughlin, Nevada, as Ramada Express. The Company operates casino riverboats in Caruthersville, Missouri and Evansville, Indiana under the Casino Aztar name. Refer to "Note 21: Subsequent Events (Unaudited)" for information regarding changes to the Company and its riverboat in Caruthersville, Missouri resulting from events occurring subsequent to December 31, 2005. A substantial portion of the Company's consolidated revenues and assets is concentrated at the Atlantic City Tropicana.

The consolidated financial statements include the accounts of Aztar and all of its controlled subsidiaries and partnerships. All subsidiary companies are wholly owned. In consolidating, all material intercompany transactions are eliminated.

On December 7, 2005, the Board of Directors of the Company adopted a resolution changing the Company's 52/53 week fiscal year (ending on the Thursday nearest December 31) to a calendar year. The change is effective for the reporting period ended December 31, 2005. The period ended December 31, 2005 reflects the Company's results of operations for a 366-day period beginning December 31, 2004 and covers the two-day transition period of December 30 and 31, 2005. Under the prior 52/53 week fiscal year, the fiscal years 2004 and 2003 included 52 weeks.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents. These instruments are stated at cost, which approximates fair value because of their short maturity.

Short-term Investments

Short-term investments purchased with an original maturity of over three months but less than one year are stated at cost, which approximates fair value because of their short maturity. There were no short-term investments at December 31, 2005 or December 30, 2004.

Inventories

Inventories, which consist primarily of food, beverage and operating supplies, are stated at the lower of cost or market value. Costs are determined using the first-in, first-out and the average cost methods.

Advertising Costs

Costs for advertising are expensed as incurred, except costs for direct-response advertising, which are capitalized and amortized over the period of the related program, which varies from one month to six months. Direct-response advertising costs consist primarily of mailing costs associated with direct-mail programs. Capitalized advertising costs, included in prepaid expenses, were immaterial at December 31, 2005 and December 30, 2004. Advertising costs that were expensed during the year and included in continuing operations were $17,017,000 in 2005, $17,665,000 in 2004 and $14,401,000 in 2003.

Other Investments

The Casino Reinvestment Development Authority ("CRDA") deposits are carried at cost less a valuation allowance because they have to be used to purchase CRDA bonds that carry below market interest rates unless an alternative investment is approved. The valuation allowance is established by a charge to the Statement of Operations at the time the obligation is incurred to make the deposit unless there is an agreement with the CRDA for a return of the deposit at full face value. If the CRDA deposits are used to purchase CRDA bonds, the valuation allowance is transferred to the bonds as a discount, which is amortized to interest income using the interest method. If the CRDA deposits are used to make other investments, the valuation allowance is transferred to those investments and remains a valuation allowance.

The CRDA bonds are classified as held-to-maturity securities and are carried at amortized cost less a valuation allowance.

Property and Equipment

Property and equipment are stated at cost. During construction, the Company capitalizes interest and other direct and indirect costs, which are primarily property taxes, insurance costs, outside legal costs and the compensation costs of project personnel devoted exclusively to managing the project. Interest is capitalized monthly by applying the effective interest rate on certain borrowings to the average balance of expenditures. The interest that was capitalized during the year was $127,000 in 2005, $12,886,000 in 2004 and $8,322,000 in 2003.

Depreciation and amortization are computed by the straight-line method based upon the following useful lives: buildings and improvements, 3-40 years; riverboats, barge, docking facilities and improvements, 3-35 years; furniture and equipment, 3- 15 years; and leasehold improvements, shorter of lease term or asset useful life. Accumulated depreciation and amortization on buildings, riverboats and equipment was $600,010,000 at December 31, 2005 and $547,233,000 at December 30, 2004.

Improvements, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss, if any, on disposition is recognized in income as realized.

Intangible Assets

Costs incurred to obtain initial gaming licenses to operate a casino are capitalized as incurred. These costs are not being amortized as the Company has determined that the useful life of the initial gaming licenses is indefinite. Subsequent costs incurred to renew gaming licenses are capitalized and amortized evenly over the renewal period. Licensing costs consist primarily of payments or obligations to civic and community organizations, legal and consulting fees, application and selection fees with associated investigative costs and direct internal salaries and related costs of development personnel.

The Company acquired a 50% interest in the Tropicana trademark, an intangible asset with an indefinite life, at an allocated cost of $22,172,000 based upon fair value.

Other Assets

Debt issuance costs are capitalized as incurred and amortized using the interest method.

Development costs associated with pursuing opportunities in gaming jurisdictions, as well as in jurisdictions in which gaming has not been approved, are expensed as incurred until a particular opportunity is determined to be viable, generally when the Company has been selected as the operator of a new gaming facility, has applied for a gaming license or has obtained rights to a specific site. Development costs incurred subsequent to these criteria being met are capitalized. Development costs associated with the Company's existing properties are expensed as incurred until a particular project is deemed viable and selected for further evaluation, after which they are capitalized. Development costs consist primarily of licensing costs, site acquisition costs, concept and design fees and architectural fees. In jurisdictions in which gaming has not been approved, only site acquisition costs are capitalized. In the event a project is later determined not to be viable or the Company is not licensed to operate a facility at a site, the capitalized costs related to this project or site would be expensed. At December 31, 2005 and December 30, 2004, the Company had capitalized development costs of $25,008,000 and $18,350,000, respectively. It is reasonably possible that management's estimate of viability with regard to a development project may change in the near term. Refer to "Note 21: Subsequent Events (Unaudited)" for information regarding the write-off of certain of the Company's capitalized development costs resulting from events occurring subsequent to December 31, 2005.

Leasing costs are capitalized as incurred and amortized evenly, as a reduction to rental income, over the related lease terms. Leasing costs consist primarily of tenant allowances, which are incentives provided to tenants whereby the Company agrees to pay certain amounts toward tenant leasehold improvements or other tenant development costs. Leasing costs also include lease acquisition costs, which consist primarily of leasing agent fees and legal fees incurred by the Company.

Valuation of Long-Lived Assets

Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances warrant such a review. The carrying value of a long-lived or amortizable intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposition. If and when a long-lived asset is reviewed for impairment, the

Company performs the review on a property-by-property basis. In doing so, a property's long-lived assets are grouped with all of the property's other assets and liabilities since the Company believes the property is the lowest level for which identifiable cash flows are largely independent of the cash flows of its other assets and liabilities. An annual impairment review based on fair value is required for all intangible assets with indefinite lives. The Company performed an impairment test of its intangible assets with indefinite lives during the year 2005 and concluded that there was no impairment.

Equity Instruments

The fair-value-based method of accounting is used for equity instruments issued to nonemployees for goods or services. The intrinsic-value-based method of accounting is used for stock-based employee compensation plans. The Company has elected to follow Accounting Principles Board Opinion No. 25 entitled "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock-based employee compensation arrangements.

Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company's stock-based employee compensation plans are more fully discussed in Note 11. Stock Options.

Pro forma information regarding net income and earnings per share is required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 entitled "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its stock option plans under the fair-value-based method of that Statement. The fair value for these options was estimated at the date of grant or modification using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 3.8% in 2005, 4.2% in 2004 and 2.6% in 2003, no dividend in 2005, 2004 or 2003, volatility factor of the expected market price of the Company's common stock of .36 in 2005, .47 in 2004 and .50 in 2003, and an expected life of the option of 5.0 years in 2005 and 2004 and 5.2 years in 2003.

During the 2002 fiscal year, the Company began including a "retirement eligible" clause in its stock option grants, whereby stock options granted to employees who have reached the age of sixty and who have provided ten years of service, automatically vest on the employee's retirement date. For purposes of the SFAS 123 pro forma disclosures, the Company has historically amortized the fair value of the options to expense over the options' vesting period, a methodology referred to as the nominal vesting approach. Under the nominal vesting approach, if a retirement eligible employee elects retirement before the end of the options' vesting period, the Company recognizes an expense on the retirement date for the remaining unamortized compensation cost.

At the beginning of the 2006 calendar year, the Company will adopt the non-substantive vesting approach for new options granted after December 31, 2005. Under the non-substantive approach, the fair value of the options granted to retirement eligible employees is expensed immediately at the date of grant. For those employees who become retirement eligible during the vesting period, the expense is amortized over the period from the grant date to the date of retirement eligibility. The Company will continue to use the nominal vesting approach after the beginning of the 2006 calendar year for all options granted prior to the beginning of the 2006 calendar year. The computations of pro forma net income under SFAS 123 using both the nominal vesting approach and the non-substantive vesting approach are presented below.

The pro forma information using the nominal vesting approach is as follows (in thousands, except per share data):

2005	2004	2003

Net income, as reported
Add: Stock-based employee
  compensation expense included
  in reported net income, net of
  income tax benefit
Deduct: Total stock-based
  employee compensation expense
  determined under the fair-
  value-based method of
  accounting, net of income tax
  benefit

Pro forma net income

Net income per common share
  assuming no dilution:
    As reported
    Pro forma

Net income per common share
  assuming dilution:
    As reported
    Pro forma

$ 55,960 300 (4,122) $ 52,138 ======== $ 1.55 $ 1.45 $ 1.49 $ 1.38	$ 28,475 -- (3,977) $ 24,498 ======== $ .79 $ .68 $ .76 $ .65	$ 60,930 -- (3,197) $ 57,733 ======== $ 1.72 $ 1.63 $ 1.66 $ 1.58

The pro forma information assuming the Company had previously adopted the non-substantive vesting approach is as follows (in thousands, except per share data):

2005	2004	2003

Net income, as reported
Add: Stock-based employee
  compensation expense included
  in reported net income, net of
  income tax benefit
Deduct: Total stock-based
  employee compensation expense
  determined under the fair-
  value-based method of
  accounting, net of income tax
  benefit

Pro forma net income

Net income per common share
  assuming no dilution:
    As reported
    Pro forma

Net income per common share
  assuming dilution:
    As reported
    Pro forma

$ 55,960 300 (3,652) $ 52,608 ======== $ 1.55 $ 1.46 $ 1.49 $ 1.39	$ 28,475 -- (4,782) $ 23,693 ======== $ .79 $ .66 $ .76 $ .63	$ 60,930 -- (4,148) $ 56,782 ======== $ 1.72 $ 1.60 $ 1.66 $ 1.55

Revenue Recognition

Casino revenue consists of gaming win net of losses. Other revenue consists of revenue from many various sources such as entertainment, retail outlets including gift shops, telephone, commissions and surcharges, hotel services and rental income. These revenues are recognized as earned. The Company makes cash promotional offers to certain of its customers, including cash rebates as part of loyalty programs generally based on an individual's level of gaming play. These costs are classified as a reduction in casino revenue. Revenues exclude the retail value of complimentary food and beverage, accommodations and other goods and services provided to customers. The estimated costs of providing such complimentaries have been classified as casino expenses through interdepartmental allocations and the amounts included in continuing operations are as follows (in thousands):

	2005	2004	2003
Rooms Food and beverage Other	$ 20,511 55,137 1,849 $ 77,497 ========	$ 18,451 48,289 2,702 $ 69,442 ========	$ 18,000 48,267 3,280 $ 69,547 ========

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings per Share

Earnings per common share assuming no dilution is computed by dividing income applicable to common shareholders by the weighted-average number of common shares outstanding. Earnings per common share, assuming dilution, is computed based on the weighted-average number of common shares outstanding after consideration of the dilutive effect of stock options and the assumed conversion of the preferred stock at the stated rate.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement No. 123 (revised 2004), "Share-Based Payment." SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and the estimated number of awards that are expected to vest. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. SFAS 123(R) supersedes APB 25, which the Company has elected to follow. As a result of an amendment by the Securities and Exchange Commission in April 2005, SFAS 123(R) is effective for the Company at the beginning of the 2006 calendar year. SFAS 123(R) applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS 123 that the Company has followed for disclosure purposes. For periods before the required effective date, the Company may elect to adjust financial statements of prior periods on a basis consistent with the pro forma disclosures required for those periods by SFAS 123. The Company has not decided whether or not to restate prior periods. Based on stock options granted through December 31, 2005, the Company estimates that, net of the related income tax benefits, it will record an additional cost of approximately $2,500,000 for calendar year 2006.

Reclassifications

The accompanying consolidated financial statements reflect certain reclassifications for discontinued operations as described in "Note 22: Subsequent Events-Discontinued Operations." These reclassifications have no effect on previously reported net income. In addition, certain reclassifications have been made in the 2004 and 2003 Consolidated Statements of Cash Flows in order to be comparable with the 2005 presentation.

Revision in Classification

The Company makes cash promotional offers to certain of its customers, including cash rebates as part of loyalty programs generally based on an individual's level of gaming play. During 2005, the Company concluded that it was appropriate to classify these costs as a reduction in casino revenue. Previously, these costs were classified primarily as a casino expense. Accordingly, the Company has revised the classification of these costs as a reduction in casino revenue for the year ended December 31, 2005 in its Consolidated Statement of Operations. The Company has also made corresponding adjustments to its Consolidated Statements of Operations for the years ended December 30, 2004 and January 1, 2004 to classify $25,829,000 and $23,868,000, respectively, of these costs included in continuing operations previously classified as an expense as a reduction in casino revenue. This revision in classification had no effect on operating income or net income in the Consolidated Statements of Operations for any period.

NOTE 2.  CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments and trade accounts receivable. The Company places its cash and temporary cash investments with high-credit-quality financial institutions. At times, such investments may be in excess of the FDIC and SIPC insurance limits.

The Atlantic City Tropicana has a concentration of credit risk in the northeast region of the U.S. The accounts receivable at the Nevada operations are concentrated in California and the southwest region of the U.S. As a general policy, the Company does not require collateral for these receivables. At December 31, 2005 and December 30, 2004, the net accounts receivable at Tropicana Atlantic City were $21,344,000 and $12,875,000, respectively, and the net accounts receivable at Tropicana Las Vegas and Ramada Express combined were $4,250,000 and $4,129,000, respectively.

Trade receivables are initially recorded at cost. Accounts are written off when the Company deems the account to be uncollectible. An allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses. The allowance is estimated based on specific review of customer accounts, the age of the receivables, the Company's historical collection experience and current economic conditions. At December 31, 2005 and December 30, 2004, the allowance for doubtful accounts was $12,601,000 and $13,138,000, respectively.

NOTE 3.  INVESTMENTS

Investments consist of the following (in thousands):

December 31, 2005	December 30, 2004

CRDA deposits, net of a valuation
  allowance of $4,148 and $4,748
CRDA bonds, net of a valuation
  allowance of $1,943 and $1,720
  and an unamortized discount of
  $3,481 and $2,746
CRDA other investments, net of a
  valuation allowance of $2,073 and
  $1,771

$ 11,872 6,679 6,664 $ 25,215 ========	$ 13,585 4,924 5,093 $ 23,602 ========

The Company has a New Jersey investment obligation based upon its New Jersey casino revenue. The Company may satisfy this investment obligation by investing in qualified eligible direct investments, by making qualified contributions or by depositing funds with the CRDA. Deposits with the CRDA bear interest at money market rates. These deposits, under certain circumstances, may be donated to the CRDA in exchange for credits against future investment obligations. If not used for other purposes, the CRDA deposits are used to invest in bonds issued by the CRDA as they become available that bear interest at two-thirds of market rates. The CRDA bonds have various contractual maturities that range from 9 to 39 years. Actual maturities may differ from contractual maturities because of prepayment rights.

In April 2002, the Company commenced construction on a major expansion project at the Atlantic City Tropicana. The Company has an agreement with the CRDA for approximately $20,100,000 in funding in connection with this expansion project. As of December 31, 2005, the Company has received approximately $18,400,000 in funding from the CRDA under this agreement. At December 31, 2005 and December 30, 2004, the Company had approximately $500,000 and $400,000, respectively, in available deposits with the CRDA that qualified for this funding and accordingly reclassified these amounts to accounts receivable.

NOTE 4.  LAS VEGAS TROPICANA DEVELOPMENT

The Company's master plan for a potential development of its Las Vegas Tropicana site envisions the creation of two separate but essentially equal and inter-connected sites. The north site would be developed by the Company. The south site would be held for future Company development, joint venture development, or sale for development by another party.

For development of a potential project on the north site, a detailed design has substantially been completed. However, the Company has not yet made a decision about whether and when it will proceed with that development. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature and timing of the development we ultimately undertake, if any. If we decide to abandon any facilities in the development process, we would have to conduct a review for impairment with a possible write-down and review their useful lives with a possible adjustment to depreciation and amortization expense. These reviews could result in adjustments that have a material adverse effect on our consolidated results of operations.

The net book value of the property and equipment used in the operation of the Las Vegas Tropicana, excluding land at a cost of $109,979,000, was $54,900,000 at December 31, 2005. The net book value of accounts receivable, inventories and prepaid expenses at the Las Vegas Tropicana was $6,919,000 at December 31, 2005. It is reasonably possible that the carrying value of some or all of these assets may change in the near term. Refer to "Note 21: Subsequent Events (Unaudited)" for further information regarding the write-off of the Company's capitalized development costs pertaining to the Las Vegas project resulting from events occurring subsequent to December 31, 2005.

NOTE 5:  INTANGIBLE ASSETS

Acquired intangible assets consist of the following (in thousands):
	December 31, 2005		December 30, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Subject to amortization: Gaming license renewal costs Other Not subject to amortization: Tropicana trademark Initial gaming licenses	$ 2,636 211 $ 2,847 ======== $ 22,172 9,961 $ 32,133 ========	$ 1,560 89 $ 1,649 ========	$ 2,603 285 $ 2,888 ======== $ 22,172 9,961 $ 32,133 ========	$ 958 74 $ 1,032 =======

Amortization of acquired intangible assets included in continuing operations was $617,000 in 2005, $637,000 in 2004 and $142,000 in 2003.

Estimated future amortization expense applicable to continuing operations for the acquired intangible assets subject to amortization at December 31, 2005 is as follows for each of the five years subsequent to December 31, 2005 (in thousands):
2006 2007 2008 2009 2010	$541 471 25 25 22

NOTE 6.  LONG-TERM DEBT

Long-term debt consists of the following (in thousands):
December 31, 2005	December 30, 2004

9% Senior Subordinated Notes Due 2011;
  redeemable at a defined premium
7 7/8% Senior Subordinated Notes due 2014;
  redeemable at a defined premium
Revolver; floating rate, 6.3% at December 31, 2005;
  matures July 22, 2009
Term Loan; floating rate, 5.9% at December 31, 2005;
  matures July 22, 2009
Contract payable; 7.2%; matures 2014
Obligations under capital leases

Less current portion

$ 175,000 300,000 124,500 123,125 328 16 722,969 (1,293) $ 721,676 ==========	$ 175,000 300,000 132,800 124,688 -- 57 732,545 (1,292) $ 731,253 ==========

Maturities of long-term debt for the five years subsequent to December 31, 2005 are as follows (in thousands):
2006 2007 2008 2009 2010	$ 1,293 13,752 32,467 200,251 36

Interest on the 9% Senior Subordinated Notes due August 15, 2011 ("9% Notes") is payable on February 15 and August 15. At any time prior to August 15, 2006, the 9% Notes are redeemable at the option of the Company, in whole or in part, at a price of 100% of the principal amount plus a redemption premium plus accrued and unpaid interest. The redemption premium will be equal to the greater of (1) 1% of the principal amount or (2) the excess of (A) the sum of the present values of (i) 104.5% of the principal amount and (ii) all required interest payments through August 15, 2006, excluding accrued but unpaid interest, computed in each case using a discount rate equal to the Treasury rate at the time of redemption plus 50 basis points over (B) the principal amount. On or after August 15, 2006, the 9% Notes are redeemable at the option of the Company, in whole or in part, at prices from 104.5% of the principal amount plus interest declining to 100% of the principal amount plus interest beginning August 15, 2009.

Interest on the 7 7/8% Senior Subordinated Notes due June 15, 2014 ("7 7/8% Notes") is payable semiannually on June 15 and December 15. At any time prior to June 15, 2009, the 7 7/8% Notes are redeemable at the option of the Company, in whole or in part, at a price of 100% of the principal amount plus a redemption premium plus accrued and unpaid interest. The redemption premium will be equal to the greater of (1) 1% of the principal amount or (2) the excess of (A) the sum of the present values of (i) 103.938% of the principal amount and (ii) all required interest payments through June 15, 2009, excluding accrued but unpaid interest, computed in each case using a discount rate equal to the Treasury rate at the time of redemption plus 50 basis points over (B) the principal amount. On or after June 15, 2009, the 7 7/8% Notes are redeemable at the option of the Company, in whole or in part, at prices from 103.938% of the principal amount plus accrued and unpaid interest declining to 100% of the principal amount plus accrued and unpaid interest beginning June 15, 2012.

At any time on or prior to June 15, 2007, the Company may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture for the 7 7/8% Notes with the net proceeds of one or more equity offerings by the Company at a redemption price of 107.875% of the principal amount plus accrued and unpaid interest, provided that (1) at least 65% of the principal amount of the 7 7/8% Notes issued remains outstanding immediately after such redemption and (2) the redemption occurs within 60 days of the closing of such equity offering.

The 9% Notes and 7 7/8% Notes, ranked pari passu, are general unsecured obligations of the Company and are subordinated in right of payment to all present and future senior indebtedness (as defined) of the Company. Upon change of control of the Company, the holders of the 9% Notes and 7 7/8% Notes would have the right to require repurchase of the respective notes at 101% of the principal amount plus accrued and unpaid interest. Certain covenants in the 9% Notes and 7 7/8% Notes limit the ability of the Company to incur indebtedness, make certain payments or engage in mergers, consolidations or sales of assets.

The Company has a $675,000,000 senior secured credit facility ("Credit Agreement") consisting of a five-year revolving credit facility (including letter of credit and swingline sublimits) of up to $550,000,000 ("Revolver") and a five-year term loan facility of $125,000,000 ("Term Loan"). At December 31, 2005, the outstanding letters of credit under the Credit Agreement were $55,889,000, leaving $369,611,000 available under the Revolver for future use, subject to quarterly financial tests as described below.

Under the Credit Agreement, the original Term Loan calls for quarterly principal payments of $312,500 on a calendar basis through June 29, 2007, then $3,125,000 through June 30, 2008 and then $5,000,000 through March 31, 2009, with the balance due at maturity. If the Company does not commence redevelopment of the Las Vegas Tropicana property or enter into an alternative project approved by lenders holding a majority of the commitments, then the Credit Agreement provides that $125,000,000 of the revolving credit facility will terminate by June 30, 2006 (Refer to "Note 21: Subsequent Events (Unaudited)" for information pertaining to the redevelopment of Tropicana Las Vegas resulting from events occurring subsequent to December 31, 2005.); if, however, this termination has not occurred, then under certain circumstances (and no later than December 31, 2006), the Credit Agreement provides that an amount equal to the lesser of $125,000,000 or the revolving loans outstanding on December 31, 2006, shall convert to a term loan, which shall have the same maturity and will amortize at the same percentage rates as the original Term Loan. Under the Credit Agreement, interest on the respective facilities is computed based upon, at the Company's option, a one-, two-, three- or six-month Eurodollar rate plus a margin ranging from 1.25% to 2.75%, or the prime rate plus a margin ranging from 0.25% to 1.75%; the applicable margin is dependent on the Company's ratio of outstanding indebtedness to operating cash flow, as defined. As of December 31, 2005, the margin was at 0.25% greater than the lowest level. Interest computed based upon the Eurodollar rate is payable quarterly or on the last day of the applicable Eurodollar interest period, if earlier. Interest computed based upon the prime rate is payable quarterly. The Company incurs a commitment fee ranging from 0.25% to 0.625% per annum on the unused portion of the Revolver.

Under the Credit Agreement, each of the revolving credit facility and term loan facility and any additional facility is unconditionally guaranteed by each of the Company's existing and future subsidiaries (other than certain unrestricted subsidiaries) and the facilities (and guarantees thereof) are secured by a perfected first priority security interest in substantially all of the personal and real property assets of the Company and such subsidiaries. The Credit Agreement imposes various restrictions on the Company, including limitations on its ability to incur additional debt, commit funds to capital expenditures and investments, merge or sell assets. The Credit Agreement prohibits dividends on the Company's common stock (other than those payable in common stock) and repurchases of the Company's common stock in excess of $30,000,000 per year with limited exceptions.

In addition, the Credit Agreement contains quarterly financial tests, including a minimum fixed charge coverage ratio of 1.35 to 1.00 at December 31, 2005 and maximum ratios of total debt and senior debt to operating cash flow of 4.5 to 1.0 and 2.5 to 1.0, respectively, at December 31, 2005. The actual fixed charge coverage ratio was 2.49 to 1.00 and the actual total debt and senior debt to operating cash flow ratios were 3.46 to 1.0 and 1.35 to 1.0, respectively, at December 31, 2005. Should the Company commence the redevelopment of the Tropicana Las Vegas or an approved alternative project, a quarterly "in-balance" test demonstrating that aggregate cash available or reasonably anticipated to be available to the Company and its subsidiaries is sufficient to meet remaining required uses of cash, including committed capital expenditures in connection with any construction project. The senior secured credit facility includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable), and provides that, in the event of a change in control, as defined, the majority lenders will have the right to require prepayment of the facility.

NOTE 7.  LEASE OBLIGATIONS

The Company is a lessee under a number of noncancelable lease agreements involving land, buildings, leasehold improvements and equipment, some of which provide for contingent rentals based on revenues. The leases extend for various periods up to 6 years and generally provide for the payment of executory costs (taxes, insurance and maintenance) by the Company. Certain of these leases have provisions for renewal options ranging from 1 to 30 years, primarily under similar terms, and/or options to purchase at various dates.

Properties leased under capital leases are as follows (in thousands):

	December 31, 2005	December 30, 2004
Furniture and equipment Less accumulated amortization	$ 1,367 (1,358) $ 9 ========	$ 2,111 (2,085) $ 26 ========

Amortization of furniture and equipment leased under capital leases included in continuing operations, computed on a straight-line basis, was $17,000 in 2005, $18,000 in 2004 and $55,000 in 2003.

Minimum future lease obligations on long-term, noncancelable leases in effect at December 31, 2005 are as follows (in thousands):

Year	Capital	Operating
2006 2007 2008 2009 2010 Thereafter Amount representing interest Net present value Less current portion Long-term portion	$ 17 -- -- -- -- -- 17 (1) 16 (16) $ -- =======	$ 3,801 3,401 2,334 1,261 1,132 268 $ 12,197 ========

The above net present value is computed based on specific interest rates determined at the inception of the leases.

Rent expense included in continuing operations is detailed as follows (in thousands):

	2005	2004	2003
Minimum rentals Contingent rentals	$ 6,555 1,301 $ 7,856 ========	$ 6,431 2,280 $ 8,711 ========	$ 6,072 2,707 $ 8,779 ========

NOTE 8.  OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of the following (in thousands):

	December 31, 2005	December 30, 2004
Deferred compensation and retirement plans Deferred income Asset retirement obligations Las Vegas Boulevard beautification assessment Less current portion	$ 15,630 -- 1,342 271 17,243 (824) $ 16,419 ========	$ 22,215 2,279 -- 293 24,787 (972) $ 23,815 ========

Refer to "Note 12: Benefit Plans" for information on a lump-sum cash payment made to a defined benefit plan participant. The deferred compensation and retirement plans liability noted above decreased during 2005 as a result of the cash payment.

NOTE 9.  REDEEMABLE PREFERRED STOCK

A series of preferred stock consisting of 100,000 shares has been designated Series B ESOP Convertible Preferred Stock ("Series B Stock") and those shares were issued on December 20, 1989, to the Company's Employee Stock Ownership Plan ("ESOP"). In 2001, the ESOP was merged into the Aztar Corporation 401(k) Plan ("401(k) Plan") and the assets of the ESOP were subsequently transferred to the 401(k) Plan.

Beginning January 1, 2001, the Series B Stock was held by the Aztar Corporation 401(k) Plan Stock and Insurance Trust. During 2005, 2004 and 2003, respectively, 2,946 shares, 3,385 shares and 3,478 shares were redeemed primarily in connection with employee terminations. At December 31, 2005, cumulative redemptions totaled 53,801 shares. The Series B Stock has an annual dividend rate of $8.00 per share per annum payable semiannually in arrears. These shares have no voting rights except under certain limited, specified conditions. Shares may be converted into common stock at $9.46 per share of common stock and have a liquidation preference of $100 per share plus accrued and unpaid dividends.

The shares that have vested are redeemable at the higher of $100 per share plus accrued and unpaid dividends, appraised value or conversion value, at the election of the participant upon becoming eligible to redeem Series B Stock or at the election of the Company. The participant or beneficiary may elect to receive cash or common stock of the Company for the redemption value. The Company may elect to fund the redemption with either cash or its common stock. The excess of the redemption value of the Series B Stock over the carrying value is charged to retained earnings upon redemption. In order for a Series B Stock redemption to occur, a request for distribution is made by the participant or beneficiary. Those participants or beneficiaries who are eligible to redeem their Series B Stock are permitted to leave their Series B Stock in their account until an election for redemption is made or until federal statutes require a form of distribution.

In the event of default in the payment of dividends on the Series B Stock for six consecutive semiannual periods, each outstanding share would have one vote per share of common stock into which the preferred stock is convertible.

NOTE 10.  CAPITAL STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $.01 per share, issuable in series as the Board of Directors may designate. Approximately 100,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock but none have been issued.

The Company is authorized to issue 100,000,000 shares of common stock with a par value of $.01 per share. Shares issued were 54,567,666 at December 31, 2005 and 53,261,332 at December 30, 2004. Common stock outstanding was net of 18,788,714 and 18,479,747 treasury shares at December 31, 2005 and December 30, 2004, respectively. One preferred stock purchase right ("Right") is attached to each share of the Company's common stock. Each Right will entitle the holder, subject to the occurrence of certain events, to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $50.00 per one one-thousandth of a share, subject to adjustment. The Rights will expire in December 2009 if not earlier extended or redeemed by the Company at $.01 per Right.

In December 2002, the Board of Directors authorized the Company to make discretionary repurchases of up to 4,000,000 shares of its common stock. There were 2,922,576 and 283,200 shares repurchased under this program in 2003 and 2002, respectively. At December 31, 2005, there remained authority to repurchase 794,224 shares of common stock under this program. All purchases under the Company's stock repurchase program were made or may be made in the future from time to time in the open market or privately negotiated transactions, depending upon market prices and other business factors. Repurchased shares are stated at cost and held as treasury shares to be used for general corporate purposes.

The Company accepted 308,967 and 170,052 shares of its common stock in 2005 and 2004, respectively, in lieu of cash due to the Company in connection with the exercise of stock options. Such shares of common stock are stated at cost and held as treasury shares to be used for general corporate purposes.

At December 31, 2005, December 30, 2004 and January 1, 2004, common shares reserved for future grants of stock options under the Company's stock option plans were 3,043,494, 3,576,663 and 85,664, respectively. At December 31, 2005, common shares reserved for the conversion of the Series B Stock were 489,000 and shares of preferred stock reserved for exercise of the Rights were 50,000.

NOTE 11.  STOCK OPTIONS

The Company's 1989 Stock Option and Incentive Plan ("1989 Plan") expired in June 1999. The 1989 Plan had authorized the grant of up to 6,000,000 shares of the Company's common stock pursuant to options, restricted shares and performance shares to officers and key employees of the Company. Options granted under the 1989 Plan have 10-year terms and vest and become exercisable at the rate of 1/3 per year on each of the first three anniversary dates of the grant, subject to continued employment on those dates. During 1999, the Company adopted the 1999 Employee Stock Option and Incentive Plan ("1999 Plan"). The 1999 Plan has authorized the grant of up to 4,000,000 shares of the Company's common stock pursuant to options, stock appreciation rights, restricted shares, deferred shares and performance shares to officers and key employees of the Company. Options granted under the 1999 Plan have 10-year terms and vest and become exercisable at the rate of 1/3 per year on each of the first three anniversary dates of the grant, subject to continued employment on those dates. Options granted on May 8, 2002, or later, under the 1999 Plan include an additional provision that provides for accelerated vesting under certain circumstances related to retirement, disability or death. During 2004, the Company adopted the 2004 Employee Stock Option and Incentive Plan ("2004 Plan"). The 2004 Plan has authorized the grant of up to 4,000,000 shares of the Company's common stock pursuant to options, stock appreciation rights, restricted shares, deferred shares and performance shares to officers and key employees of the Company. Options granted under the 2004 Plan have 10-year terms, vest and become exercisable at the rate of 1/3 per year on each of the first three anniversary dates of the grant, subject to continued employment on those dates and provide for accelerated vesting under certain circumstances related to retirement, disability or death. The Company's 1990 Nonemployee Directors Stock Option Plan ("1990 Plan") expired in July 2000. The 1990 Plan had authorized the grant of up to 250,000 shares of the Company's common stock pursuant to options granted to nonemployee Directors of the Company. Options granted under the 1990 Plan have 10-year terms and vested and became exercisable on the date of grant. During 2001, the Company's shareholders approved the 2000 Nonemployee Directors Stock Option Plan ("2000 Plan"). The 2000 Plan has authorized the grant of up to 250,000 shares of the Company's common stock pursuant to options granted to nonemployee Directors of the Company. Options granted under the 2000 Plan have 10-year terms. The 2000 Plan provides for the granting of options that vest and become exercisable on the date of grant. The 2000 Plan has been modified to also provide for the granting of options whereby a portion vests and becomes exercisable on the date of grant and the remainder vests and becomes exercisable evenly over varying terms depending on the date of the grant, subject to being a Company Director on those dates.

During 2005, the Company modified the terms of an employee's stock options to provide for accelerated vesting. Options to purchase 13,333 shares of the Company's common stock at an exercise price of $15.71 that were to vest in May 2006 were accelerated to vest in June 2005. In addition, options to purchase 26,666 shares of the Company's common stock at an exercise price of $24.39, of which 13,333 options were to vest in May 2006 and 13,333 options were to vest in May 2007, were accelerated to vest in June 2005. In connection with the acceleration of these options' vesting periods, the Company recorded approximately $462,000 of compensation expense.

A summary of the Company's stock option activity and related information is as follows (in thousands of shares):
	2005		2004		2003
	Shares Under Option	Weighted- Average Exercise Price	Shares Under Option	Weighted- Average Exercise Price	Shares Under Option	Weighted- Average Exercise Price
Beginning balance outstanding Granted Exercised Forfeited Expired Ending balance outstanding Exercisable at end of year Weighted-average fair value of options granted during the year	4,523 562 (1,306) (29) -- 3,750 ====== 2,830 ====== $11.73	$13.98 $31.00 $10.38 $22.65 $ -- $17.72 $14.67	4,695 535 (681) (26) -- 4,523 ====== 3,355 ====== $11.29	$12.00 $24.43 $ 8.32 $18.46 $ -- $13.98 $11.59	4,253 633 (167) (24) -- 4,695 ====== 3,438 ====== $ 7.37	$11.37 $15.69 $ 8.78 $20.46 $ -- $12.00 $ 9.98

The following table summarizes additional information about the Company's stock options at December 31, 2005 (in thousands of shares):
	Options Outstanding			Options Exercisable
Range of Exercise Prices $ 4.06 to $ 5.06 $ 6.81 to $ 9.81 $11.69 to $14.75 $15.10 to $22.15 $24.39 to $34.75	Shares Under Option 23 799 810 1,086 1,032 3,750 ======	Weighted- Average Remaining Contractual Life 1.6 years 3.1 years 4.9 years 6.8 years 8.9 years 6.2 years	Weighted- Average Exercise Price $ 4.88 $ 8.46 $12.55 $18.92 $27.98 $17.72	Shares Under Option 23 799 810 940 258 2,830 ======	Weighted- Average Exercise Price $ 4.88 $ 8.46 $12.55 $19.33 $24.42 $14.67

NOTE 12.  BENEFIT PLANS

The Company has nonqualified defined benefit pension plans and a deferred compensation plan. These plans are unfunded. To support the benefit liability of one of the Company's nonqualified defined benefit pension plans, the Company established the Aztar Corporation Nonqualified Retirement Trust. The Company makes periodic contributions to this irrevocable trust so that the funds in the trust approximate the benefit obligation. In addition, to support the benefit liability of the deferred compensation plan, the Company has purchased life insurance contracts. The market value of the trust and the cash value of the life insurance was $7,251,000 and $10,288,000 at December 31, 2005 and December 30, 2004, respectively. The funds in the trust and life insurance contracts are assets of the Company and are included in other assets. The Company uses a December 31 measurement date for all of its plans. The following table shows a reconciliation of the changes in the plans' benefit obligation for the years 2005 and 2004 and a reconciliation of the funded status with amounts recognized in the Consolidated Balance Sheets as of December 31, 2005 and December 30, 2004 (in thousands):
Defined Benefit Plans		Deferred Compensation Plan
2005	2004	2005	2004

Projected benefit
  obligation at
  beginning of year
Service cost
Interest cost
Actuarial loss
Benefits paid

Projected benefit
  obligation at end
  of year

Plan assets

Funded status
Unrecognized actuarial
  loss
Unrecognized prior
  service cost

Net amount recognized

Amounts recognized in the
  Consolidated Balance
  Sheets consist of:
  Accrued benefit liability
  Intangible asset
  Accumulated other
    comprehensive loss (a)

Net amount recognized

$ 18,508 177 597 2,249 (8,509) 13,022 -- (13,022) 5,893 96 $ (7,033) ======== $ (9,108) 96 1,979 $ (7,033) ========	$ 16,188 95 963 1,533 (271) 18,508 -- (18,508) 7,032 170 $(11,306) ======== $(15,606) 170 4,130 $(11,306) ========	$ 6,609 4 352 56 (499) 6,522 -- (6,522) 622 -- $ (5,900) ======== $ (6,522) -- 622 $ (5,900) ========	$ 6,610 11 384 35 (431) 6,609 -- (6,609) 566 -- $ (6,043) ======== $ (6,609) -- 566 $ (6,043) ========
(a)

In the Consolidated Statements of Shareholders' Equity, accumulated other comprehensive loss relating to a minimum pension liability adjustment during the year is reported net of an income tax (provision)benefit of $(735), $871 and $236 in 2005, 2004 and 2003, respectively.

The accumulated benefit obligation for the defined benefit plans was $9,108,000 and $15,606,000 at December 31, 2005 and December 30, 2004, respectively. The accumulated benefit obligation for the deferred compensation plan was $6,522,000 and $6,609,000 at December 31, 2005 and December 30, 2004, respectively.

The weighted average assumptions used to determine the Company's benefit obligation are as follows:
	Defined Benefit Plans		Deferred Compensation Plan
	2005	2004	2005	2004
Discount rate (a) Rate of compensation increase	5.40% 5.00%	5.50% 5.00%	5.40% N/A	5.50% N/A

(a)

In selecting a discount rate for the Company's benefit obligation as of December 31, 2005, the Company reviewed a number of high-grade corporate bond indices and spot-rate discount curves. It was determined that the spot-rate discount curves provide the more direct recognition of the expected timing of cash flows and therefore a pension discount curve was the preferred choice. The Citigroup Pension Discount Curve was chosen and was used to determine the present value of expected benefit payments under each plan. For each plan a single discount rate was found that produced the same liabilities as determined using the discount curve. These single discount rates were weighted with the projected benefit obligations under each plan to determine a single discount rate to be applied to all plans rounded to the nearest 10 basis points. The resulting single discount rate used for all plans as of December 31, 2005 is 5.40%.

The components of benefit plan expense included in continuing operations are as follows (in thousands):
	Defined Benefit Plans			Deferred Compensation Plan
	2005	2004	2003	2005	2004	2003
Service cost Interest cost Amortization of prior service cost Recognized net actuarial loss Settlement loss (a) Cash surrender value increase net of premium expense	$ 177 597 74 537 2,851 -- $4,236 ======	$ 95 963 113 898 -- -- $2,069 ======	$ 91 812 224 433 -- -- $1,560 ======	$ 4 352 -- -- -- (344) $ 12 ======	$ 11 384 -- -- -- (340) $ 55 ======	$ 12 401 -- -- -- (322) $ 91 ======
(a)

During 2005, the Company made a lump-sum cash payment of $8,239 to a defined benefit plan participant in exchange for the participant's right to receive specified pension benefits. As a result, the Company recognized a settlement loss of $2,851. The recognition of this settlement loss resulted in a reduction of $1,556, net of income taxes of $838 in the accumulated other comprehensive loss relating to the minimum pension liability adjustment in the Consolidated Statement of Shareholders' Equity for the year ended December 31, 2005.

The weighted average assumptions used to determine the Company's benefit plan expense are as follows:
	Defined Benefit Plans			Deferred Compensation Plan
	2005	2004	2003	2005	2004	2003
Discount rate Rate of compensation increase	5.50% 5.00%	6.00% 5.00%	6.50% 5.00%	5.50% N/A	6.00% N/A	6.50% N/A

The estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the following years (in thousands):
	Defined Benefit Plans	Deferred Compensation Plan
2006 2007 2008 2009 2010 2011 to 2015	$ 271 333 343 338 1,141 6,268	$ 530 578 569 552 576 2,818

The Company has a defined contribution plan that covers substantially all employees who are not covered by a collective bargaining unit. The plan allows employees, at their discretion, to make contributions of their before-tax earnings to the plan up to an annual maximum amount. The Company matches 50% of the employee contributions that are based on up to 6% of an employee's before-tax earnings. Compensation expense included in continuing operations with regard to Company matching contributions was $2,111,000, $2,145,000 and $2,203,000 in 2005, 2004 and 2003, respectively. The Company contributed $5,789,000, $4,901,000 and $4,695,000 in 2005, 2004 and 2003, respectively, to trusteed pension plans under various collective bargaining agreements.

NOTE 13.  ACCOUNTING FOR THE IMPACT OF THE OCTOBER 30, 2003 CONSTRUCTION ACCIDENT

An accident occurred on the site of the construction of the expansion of the Atlantic City Tropicana on October 30, 2003. The accident resulted in a loss of life and serious injuries, as well as extensive damage to the facilities under construction.

Construction on the expansion project was substantially completed by December 30, 2004. The expansion includes 502 additional hotel rooms, 20,000 square feet of meeting space, 2,400 parking spaces, and "The Quarter at Tropicana", a 200,000- square-foot dining, entertainment and retail center.

The Company incurred $4,276,000, $3,956,000 and $512,000 in 2005, 2004 and 2003, respectively, of construction accident related costs and expenses that may not be reimbursed by insurance. The costs and expenses in 2005 primarily consist of professional fees incurred as a result of the accident. The costs and expenses in 2004 primarily consist of supplemental marketing costs incurred to decrease the effect of the business interruption caused by the accident as well as professional fees incurred. The costs and expenses in 2003 primarily consist of a deductible on liability insurance and professional fees incurred.

In 2005 and 2004, the Company recorded $871,000 and $8,717,000, respectively, of insurance recoveries due to the delay of the opening of the expansion, which represent a portion of the anticipated profit that the Company would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. Also, in 2004, the Company recorded $3,500,000 of business interruption insurance recovery, which reflects a profit recovery applicable to the fourth quarter of 2003. These insurance recoveries were classified as construction accident insurance recoveries in the Consolidated Statements of Operations. Insurance claims for business interruption that occurred from the date of the accident through December 31, 2005 have been filed with the Company's insurers in the amount of approximately $52,100,000, of which $3,500,000 has been received by the Company. In addition, the Company has filed insurance claims for lost profits and additional costs as a result of the delay in the opening of the expansion. The total of these claims is approximately $70,100,000, of which $9,200,000 has been received by the Company and $345,000 was included in the Consolidated Balance Sheet as part of the construction accident receivables at December 31, 2005. Profit recovery from insurance is recorded when the amount of recovery, which may be different from the amount claimed, is agreed to by the insurers. The Company has also filed insurance claims of approximately $9,000,000 for other costs it has incurred that are related to the construction accident, of which $1,500,000 has been received by the Company. These other costs are primarily supplemental marketing costs and approximately $1,600,000 was included in the Consolidated Balance Sheet as part of the construction accident receivables at December 31, 2005.

During 2003, the Company reduced construction in progress for the estimated asset loss and recorded a receivable of approximately $3,000,000. By September 30, 2004, the contractor had made substantial progress in rebuilding the damaged structure. Because the cost of the reconstructed portion that was fully paid by the contractor exceeded the $3,000,000 asset loss previously incurred, the Company increased construction in progress for $3,000,000 and relieved the corresponding receivable at September 30, 2004. In addition to the $3,000,000 asset loss that was recognized and subsequently recovered, the Company recognized $5,000,000 of expense in 2004 for costs incurred to repair areas that were damaged as a result of the accident. This expense was classified in the Consolidated Statement of Operations as a component of other income.

In order to ensure that the construction proceed expeditiously and in order to settle certain disputes, the Company and the general contractor entered into a settlement agreement on October 6, 2004 that delineates how the Company and its contractor will share the cost of and the insurance proceeds received for the dismantlement, debris removal and rebuild. During 2004, the Company estimated and recognized $1,625,000 of expense for dismantlement and debris removal activities that are probable of not being recovered under insurance. These dismantlement and debris removal costs were also classified as a component of other income in the Consolidated Statement of Operations. At December 30, 2004, the Company recorded a receivable of $1,625,000 for dismantlement and debris removal activities that are probable of being recovered under insurance, of which $ 1,125,000 has been received by the Company and $500,000 was included in the Consolidated Balance Sheet as part of the construction accident receivables at December 31, 2005. During 2005 and 2004, the Company recorded $6,001,000 and $10,532,000, respectively, of insurance recoveries associated with the rebuild, net of direct costs to obtain the recoveries, of which $505,000 was included in the Consolidated Balance Sheet as part of the construction accident receivables at December 31, 2005. These amounts were classified as other income in the Consolidated Statements of Operations. In addition, at December 31, 2005, the Company's share of claims outstanding for dismantlement, debris removal and rebuild was approximately $37,000,000.

NOTE 14.  LOSS ON EARLY RETIREMENT OF DEBT

In connection with the redemptions of 8 7/8% Senior Subordinated Notes due 2007 during 2004, the Company expensed the redemption premiums of $7,616,000 and the remaining unamortized debt issuance costs of $2,756,000 for a total of $10,372,000. These items were reflected as a loss on early retirement of debt.

NOTE 15.  INCOME TAXES

The (provision) benefit for income taxes from continuing operations is comprised of (in thousands):

	2005	2004	2003
Current: Federal State Deferred: Federal State	$(23,155) (9,885) (33,040) (5,509) (49) (5,558) $(38,598) ========	$ 2,189 (24,876) (22,687) (16,089) (197) (16,286) $(38,973) ========	$(22,088) (5,780) (27,868) (883) 510 (373) $(28,241) ========

During 2005, the Internal Revenue Service ("IRS") completed its examination of the Company's income tax return for the year 2003. During 2004, the IRS completed its examination of the Company's income tax returns for the years 2000 through 2002.

The only issue in dispute in these examinations involved the deductibility of a portion of payments on certain liabilities related to the Restructuring. During 2003, the IRS completed its examination for the years 1994 through 1999 and settled one of the two remaining issues entirely and a portion of the other remaining issue, resulting in a tax benefit of $6,724,000. The issue that was settled entirely involved the deductibility of certain complimentaries provided to customers. The other issue involved the deductibility of a portion of payments on certain liabilities related to the Restructuring, the same issue as described above for the 2000 through 2003 years. For the years 1994 through 2003, the Company has reserved the right to pursue the unagreed portion in court and would receive a net refund, if successful. It is reasonably possible that this issue could be favorably settled in the near term. The New Jersey Division of Taxation is examining the New Jersey income tax returns for the years 1995 through 2001. The Indiana Department of Revenue is examining the Indiana income tax returns for the years 2003 and 2004. Management believes that adequate provision for income taxes and interest has been made in the financial statements.

The Company received proposed assessments from the Indiana Department of Revenue ("IDR") in connection with the examination of the Company's Indiana income tax returns for the years 1996 through 2002. The assessments were based on the IDR's position that the Company's gaming taxes that are based on gaming revenue are not deductible for Indiana income tax purposes. The Company filed a petition in Indiana Tax Court for the 1996 and 1997 tax years and oral arguments were heard in April 2001. The Company filed a formal protest for the years 1998 through 2002. In April 2004, the Indiana Tax Court ruled against the Company. The Company asked the Indiana Supreme Court to review the ruling. The Company's request was denied. As a result, the Company estimated that it was obligated to pay approximately $17,300,000 to cover assessments of taxes and interest from 1996 through the end of the first quarter of 2004. These assessments were paid by the Company by December 30, 2004. This amount was deductible for federal income tax purposes, resulting in a net effect of approximately $11,300,000, which was recorded as an increase to income tax expense in the first quarter of 2004. The ongoing effect of this issue is also included in income taxes after the first quarter of 2004.

General business credits are taken as a reduction of the provision for income taxes during the year such credits become available. The (provision) benefit for income taxes from continuing operations differs from the amount computed by applying the U.S. federal income tax rate (35%) because of the effect of the following items (in thousands):
	2005	2004	2003
Tax (provision) benefit at U.S. federal income tax rate State income taxes, net Nondeductible business expenses IRS examination General business credits Other, net	$ (32,257) (6,461) (51) -- 416 (245) $ (38,598) =========	$ (23,121) (16,222) (259) 358 442 (171) $ (38,973) =========	$ (30,778) (3,430) 105 5,708 432 (278) $ (28,241) =========

The income tax effects of loss carryforwards, tax credit carryforwards and temporary differences between financial and income tax reporting that give rise to the deferred income tax assets and liabilities are as follows (in thousands):
December 31, 2005	December 30, 2004

Net operating loss carryforward
Accrued bad debt expense
Accrued compensation
Accrued liabilities
Income tax credit carryforward
Other

Gross deferred tax assets

Deferred tax asset valuation allowance

Deductible prepaids
Depreciation and amortization

Gross deferred tax (liabilities)

Net deferred tax assets (liabilities)

$ 296 8,136 6,861 9,569 1,396 31 26,289 (296) (4,462) (56,511) (60,973) $(34,980) ========	$ 2,314 8,369 8,987 9,646 1,365 302 30,983 (323) (3,429) (56,888) (60,317) $(29,657) ========

Gross deferred tax assets are reduced by a valuation allowance. The beginning-of-year valuation allowance was reduced during 2005, 2004 and 2003, which caused a decrease in income tax expense from continuing operations of $27,000, $14,000 and $21,000, respectively.

At December 31, 2005, the Company has an alternative minimum assessment tax credit carryforward of $2,147,000 for New Jersey purposes that can be carried forward indefinitely. In addition, the Company has net operating loss carryforwards of $37,315,000 for state income tax purposes that will expire in the years 2011 through 2024 if not used.

NOTE 16.  EARNINGS PER SHARE

The computations of income from continuing operations per common share assuming no dilution and income from continuing operations per common share, assuming dilution, are as follows (in thousands, except per share data):
2005	2004	2003

Income from continuing operations

Less: preferred stock dividend and
  losses on redemption

Income from continuing operations available
  to common shareholders

Plus: income impact of assumed conversion
  of dilutive preferred stock

Income from continuing operations available
  to common shareholders plus dilutive
  potential common shares

$ 53,565 (1,081) 52,484 370 $ 52,854 =========	$ 27,087 (1,030) 26,057 -- $ 26,057 =========	$ 59,698 (777) 58,921 420 $ 59,341 =========

Weighted-average common shares applicable
  to income from continuing operations per
  common share assuming no dilution

Effect of dilutive securities:
  Stock option incremental shares
  Assumed conversion of preferred stock
Dilutive potential common shares

Weighted-average common shares
  applicable to income from continuing
  operations per common share assuming
  dilution

Income from continuing operations
  per common share assuming no dilution

Income from continuing operations
  per common share assuming dilution

35,332 1,290 489 1,779 37,111 ========= $ 1.48 ========= $ 1.42 =========	34,547 1,491 * 1,491 36,038 ========= $ .75 ========= $ .72 =========	34,999 1,008 556 1,564 36,563 ========= $ 1.68 ========= $ 1.62 =========

Stock options that were excluded from the earnings per share computations because their effect would have been antidilutive were 556,500 and 677,000 at December 31, 2005 and January 1, 2004, respectively. No stock options were excluded at December 30, 2004.

The assumed conversion of preferred stock to 520,000 equivalent common shares was excluded from the December 30, 2004 income from continuing operations per common share assuming dilution computation because their effect would have been antidilutive.

* Antidilutive

NOTE 17.  SEGMENT INFORMATION

The Company reviews results of operations based on distinct geographic gaming market segments. The Company's chief operating decision maker uses only Segment Adjusted EBITDA in assessing segment performance and deciding how to allocate resources. The Company's segment information is as follows (in thousands):
	2005	2004	2003
Revenues Tropicana Atlantic City Tropicana Las Vegas Ramada Express Laughlin Casino Aztar Evansville Total consolidated	$490,159 163,771 97,161 136,573 $887,664 ========	$384,618 162,006 91,008 129,182 $766,814 ========	$402,569 151,214 87,711 124,675 $766,169 ========

Segment Adjusted EBITDA (a)
  Tropicana Atlantic City
  Tropicana Las Vegas
  Ramada Express Laughlin
  Casino Aztar Evansville
    Total Segment Adjusted EBITDA
Corporate
Depreciation and amortization
Operating income
Other income
Interest income
Interest expense
Loss on early retirement of debt
Income taxes
Income from continuing operations
Discontinued operations, net of income taxes
Net income

	$118,717 38,952 27,304 41,341 226,314 (20,795) (64,381) 141,138 6,001 1,390 (56,366) -- (38,598) 53,565 2,395 $ 55,960 ========	$ 81,820 36,156 23,031 37,390 178,397 (17,454) (52,213) 108,730 3,907 807 (37,012) (10,372) (38,973) 27,087 1,388 $ 28,475 ========	$105,018 26,065 20,513 35,783 187,379 (15,650) (48,151) 123,578 -- 736 (36,375) -- (28,241) 59,698 1,232 $ 60,930 ========
(a)

Segment Adjusted EBITDA is net income before discontinued operations, income taxes, loss on early retirement of debt, interest expense, interest income, other income, depreciation and amortization and corporate. Segment Adjusted EBITDA should not be construed as a substitute for either operating income or net income as they are determined in accordance with generally accepted accounting principles (GAAP). Segment Adjusted EBITDA, which is computed in accordance with SFAS No. 131, does not represent a non-GAAP financial measure as it is presented in the above summary. The use of Segment Adjusted EBITDA for any other purpose would constitute a non-GAAP financial measure. The Company uses Segment Adjusted EBITDA as a measure to compare operating results among its properties and between accounting periods. The Company manages cash and finances its operations at the corporate level. The Company manages the allocation of capital among properties at the corporate level. The Company also files a consolidated income tax return. The Company accordingly believes Segment Adjusted EBITDA is useful as a measure of operating results at the property level because it reflects the results of operating decisions at that level separated from the effects of tax and financing decisions that are managed at the corporate level. The Company also believes that Segment Adjusted EBITDA is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. The Company's calculation of Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. While the Company believes Segment Adjusted EBITDA provides a useful perspective for some purposes, Segment Adjusted EBITDA has material limitations as an analytical tool. For example, among other things, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Segment Adjusted EBITDA does not reflect the requirements for such replacements. Corporate, other income, interest expense, net of interest income, loss on early retirement of debt, income taxes and discontinued operations are also not reflected in Segment Adjusted EBITDA. Therefore, the Company does not consider Segment Adjusted EBITDA in isolation, and it should not be considered as a substitute for measures determined in accordance with GAAP. A reconciliation of Segment Adjusted EBITDA with operating income and net income as determined in accordance with GAAP is reflected in the above summary.

	2005	2004	2003
Depreciation and amortization Tropicana Atlantic City Tropicana Las Vegas Ramada Express Laughlin Casino Aztar Evansville Corporate Total consolidated	$ 44,520 5,805 6,900 7,115 41 $ 64,381 ========	$ 33,370 5,914 6,298 6,588 43 $ 52,213 ========	$ 29,838 6,439 6,234 5,578 62 $ 48,151 ========
	2005	2004	2003
Additions to property and equipment, intangible assets and other assets Tropicana Atlantic City Tropicana Las Vegas Ramada Express Laughlin Casino Aztar Evansville Corporate Total consolidated	$ 71,918 3,385 6,071 28,199 7,284 $116,857 ========	$162,678 3,024 6,259 12,099 14,802 $198,862 ========	$135,301 3,216 4,564 7,563 16,559 $167,203 ========
	December 31, 2005	December 30, 2004	January 1, 2004
Total assets Tropicana Atlantic City Tropicana Las Vegas Ramada Express Laughlin Casino Aztar Evansville Corporate Discontinued operations Total consolidated	$1,007,700 210,771 115,845 136,154 51,305 33,559 $1,555,334 ==========	$ 966,478 211,017 114,561 112,446 72,341 34,797 $1,511,640 ==========	$ 828,153 219,297 117,490 110,549 35,926 36,358 $1,347,773 ==========

NOTE 18.  CONTINGENCIES AND COMMITMENTS

The Company agreed to indemnify Ramada against all monetary judgments in lawsuits pending against Ramada and its subsidiaries as of the conclusion of the Restructuring on December 20, 1989, as well as all related attorneys' fees and expenses not paid at that time, except for any judgments, fees or expenses accrued on the hotel business balance sheet and except for any unaccrued and unreserved aggregate amount up to $5,000,000 of judgments, fees or expenses related exclusively to the hotel business. Aztar is entitled to the benefit of any crossclaims or counterclaims related to such lawsuits and of any insurance proceeds received. There is no limit to the term or the maximum potential future payment under this indemnification. In addition, the Company agreed to indemnify Ramada for certain lease guarantees made by Ramada. The lease terms potentially extend through 2015 and Ramada guaranteed all obligations under these leases. The Company has recourse against a subsequent purchaser of the operations covered by these leases. The estimated maximum potential amount of future payments the Company could be required to make under these indemnifications is $7,000,000 at December 31, 2005. The Company would be required to perform under this guarantee 1) if monetary judgments and related expenses in lawsuits pending against Ramada and its subsidiaries as of the conclusion of the Restructuring exceeded the above described amount, or 2) if lessees with lease guarantees failed to perform under their leases, the lessee and lessor could not reach a negotiated settlement and the lessor was able to successfully proceed against Ramada, who in turn was able to successfully proceed against the Company. In connection with these matters, the Company established a liability at the time of the Restructuring and the Company's remaining accrued liability was $3,833,000 at both December 31, 2005 and December 30, 2004.

The Company is a party to various other claims, legal actions and complaints arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by the Company. Management believes that its defenses are substantial in each of these matters and that the Company's legal posture can be successfully defended without material adverse effect on its consolidated financial position, results of operations or cash flows.

The Company has severance agreements with certain of its senior executives. Severance benefits range from a lump-sum cash payment equal to three times the sum of the executive's annual base salary and the average of the executive's annual bonuses awarded in the preceding three years plus payment of the value in the executive's outstanding stock options and vesting and distribution of any restricted stock to a lump-sum cash payment equal to the executive's annual base salary. In certain agreements, the termination must be as a result of a change in control of the Company. Based upon salary levels and stock options at December 31, 2005, the aggregate commitment under the severance agreements should all these executives be terminated was approximately $38,000,000 at December 31, 2005.

At December 31, 2005, the Company had commitments of approximately $18,000,000 for a hotel and entertainment complex project at Casino Aztar Evansville.

NOTE 19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents (in thousands) the carrying amounts and estimated fair values of the Company's financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.
December 31, 2005		December 30, 2004
Carrying Amount	Fair Value	Carrying Amount	Fair Value

Assets
  Investments
  Other assets

Liabilities
  Accounts payable and accruals
  Current portion of long-term
    debt
  Current portion of other long-
    term liabilities
  Long-term debt
  Other long-term liabilities

Series B convertible
  preferred stock

Off-Balance-Sheet
  Letters of credit

$ 25,215 5,138 3,833 1,293 -- 721,676 -- 4,620 --	$ 25,215 5,138 500 1,293 -- 747,614 -- 15,107 57,165	$ 23,602 8,308 3,833 1,292 252 731,253 2,027 4,914 --	$ 23,602 8,308 600 1,292 252 780,753 2,027 17,791 6,576

The carrying amounts shown in the table are included, if applicable, in the Consolidated Balance Sheets under the indicated captions. All of the Company's financial instruments are held or issued for purposes other than trading.

The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

Investments consisted of deposits with the CRDA, CRDA bonds that bear interest at two-thirds of market rates resulting in a fair value lower than cost and other CRDA investments (primarily loans). The carrying amounts of these deposits, bonds and other investments are presented net of a valuation allowance and in the case of the bonds an unamortized discount that result in an approximation of fair values.

Included in other assets is a trust established to support the benefit liability of one of the Company's nonqualified defined benefit pension plans. The funds in the trust are invested in money market securities. The fair values of the money market securities approximate cost.

Included in accounts payable and accruals is the Company's accrued liability in connection with its indemnification of Ramada. The fair values were estimated using an expected present value method.

The fair values of the Company's publicly traded debt were estimated based on the bid prices in the public bond markets. The carrying amounts of the Revolver and Term Loan are reasonable estimates of fair values because this debt is carried with a floating interest rate.

The fair value of a prior CRDA bond guarantee was estimated to be the same as the unamortized carrying amount of the guarantee premium and it was included in other long-term liabilities at December 30, 2004.

The fair values reported for the Series B convertible preferred stock represent the appraised fair values as determined by an independent appraisal.

The fair values of the letters of credit were estimated to be the same as the contract values based on the nature of the fee arrangement with the issuing financial institution.

NOTE 20.  UNAUDITED QUARTERLY RESULTS/COMMON STOCK PRICES

The following unaudited information reflects the results of operations for Casino Aztar Caruthersville as a discontinued operation and shows selected items in thousands, except per share data, for each quarter. The Company's common stock is listed on the New York Stock Exchange.
	First	Second	Third	Fourth

2005(a)
Revenues
Operating income (b)
Income from continuing operations
  before income taxes (c)
Income taxes
Net income
Earnings per share:
  Net income per common share
  Net income per common share
    assuming dilution

2004
Revenues
Operating income (d)
Income from continuing operations
  before income taxes (e)(f)
Income taxes (g)
Net income
Earnings per share:
  Net income per common share
  Net income per common share
    assuming dilution

Common Stock Prices
2005 - High
     - Low
2004 - High
     - Low

	$ 215,915 28,309 16,262 (7,106) 9,911 ..28 ..27 $ 189,887 33,122 24,615 (21,417) 3,667 ..10 ..10 $ 35.18 27.55 24.94 21.41	$ 221,399 36,815 25,758 (10,848) 15,453 ..43 ..41 $ 193,388 33,319 16,175 (7,061) 9,347 ..26 ..25 $ 35.15 25.99 28.75 23.40	$ 234,254 45,903 31,845 (13,075) 19,383 ..54 ..51 $ 201,737 31,990 21,870 (9,142) 13,194 ..37 ..36 $ 35.67 29.92 28.19 23.25	$ 216,096 30,111 18,298 (7,569) 11,213 ..30 ..29 $ 181,802 10,299 3,400 (1,353) 2,267 ..06 ..05 $ 32.75 28.50 35.40 26.20
(a)

On December 7, 2005, the Board of Directors of the Company adopted a resolution changing the Company's 52/53 week fiscal year (ending on the Thursday nearest December 31) to a calendar year. The change is effective for the reporting period ended December 31, 2005. The period ended December 31, 2005 reflects the Company's results of operations for a 366-day period beginning December 31, 2004 and covers the two-day transition period of December 30 and 31, 2005. Under the prior 52/53 week fiscal year, the fiscal year 2004 included 52 weeks. The fourth quarter included 93 days in 2005 versus 91 days in 2004.

(b)

During the first, second, third and fourth quarters of 2005, the Company incurred $409, $860, $1,383 and $1,624, respectively, of construction accident related costs and expenses that may not be reimbursed by insurance. These costs and expenses primarily consist of professional fees incurred as a result of the accident.

During the first, second and fourth quarters of 2005, the Company recorded $225, $301 and $345, respectively, of insurance recoveries due to the delay of the opening of the expansion, which represent a portion of the anticipated profit that the Company would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. Profit recovery from insurance is recorded when the amount of recovery, which may be different from the amount claimed, is agreed to by the insurers.
(c)

During the first, second and fourth quarters of 2005, the Company recorded $1,573, $2,855 and $1,840, respectively, of insurance recoveries associated with the rebuilding of the expansion, net of direct costs to obtain the recoveries. During the third quarter of 2005, the Company recorded $267 of direct costs to obtain insurance recoveries associated with the rebuild.

(d)

During the first, second, third and fourth quarters of 2004, the Company incurred $41, $1,574, $1,808 and $533, respectively, of construction accident related costs and expenses that may not be reimbursed by insurance. These costs and expenses primarily consist of supplemental marketing costs incurred to decrease the effect of the business interruption caused by the accident as well as professional fees incurred as a result of the accident.

During the first quarter of 2004, the Company recorded $3,500 of business interruption recovery, which reflects a profit recovery applicable to the fourth quarter of 2003. During the second, third and fourth quarters of 2004, the Company recorded $5,000, $2,000 and $1,717, respectively, of insurance recoveries due to the delay of the opening of the expansion, which represent a portion of the anticipated profit that the Company would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. Profit recovery from insurance is recorded when the amount of recovery, which may be different from the amount claimed, is agreed to by the insurers.

(e)

During the third and fourth quarters of 2004, the Company recorded $4,965 and $5,567, respectively, of insurance recoveries associated with the rebuilding of the expansion, net of direct costs to obtain the recoveries and expensed $4,650 and $1,975, respectively, of costs incurred to dismantle and repair areas that were damaged as a result of the construction accident.

(f)

During the second and third quarters of 2004, the Company recorded losses on early retirement of debt of $8,621 and $1,751, respectively, in connection with the redemptions of 8 7/8% Senior Subordinated Notes due 2007.

(g)

In April 2004, the Indiana Tax Court ruled against the Company's challenge to an assessment for additional Indiana income taxes. The Company had challenged the Indiana Department of Revenue's position that the Company's gaming taxes that are based on gaming revenue are not deductible for Indiana income tax purposes. The Company asked the Indiana Supreme Court to review the ruling. The Company's request was denied. The Company estimated that it was obligated to pay approximately $17,300 to cover assessments of taxes and interest from 1996 through the end of the first quarter of 2004. This amount is deductible for federal income tax purposes, resulting in a net effect of approximately $11,300, which was recorded as an increase to income tax expense in the first quarter of 2004.

NOTE 21:  SUBSEQUENT EVENTS (UNAUDITED)

Merger Related

On March 13, 2006, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Pinnacle Entertainment, Inc. ("Pinnacle") and Pinnacle's wholly-owned subsidiary, PNK Development 1, Inc. Under the terms of the Merger Agreement, Pinnacle agreed to pay $38.00 in cash for each share of the Company's common stock and $401.90 in cash for each share of the Company's Series B convertible preferred stock outstanding at the Effective Time (as defined in the Merger Agreement). Subsequently, the Merger Agreement was amended three times and on May 5, 2006, the Company entered into a fourth amendment (the "Fourth Amendment") to the Merger Agreement with Pinnacle. Pursuant to the Fourth Amendment, each share of Aztar common stock would be exchanged for $47.00 in cash and a fraction of a share of Pinnacle common stock equal to $4.00 divided by the trading price of a share of Pinnacle common stock over a specified trading period, but no more than 0.16584 shares and no fewer than 0.11056 shares, and each share of Aztar preferred stock would be exchanged for $497.09 in cash plus $42.304 of Pinnacle common stock, subject to a collar provision. The Fourth Amendment increased a termination fee provision to $52,160,000 plus the reimbursement of up to $25,840,000 of merger-related costs incurred by Pinnacle.

On May 19, 2006, the Company entered into an Agreement and Plan of Merger (the "Columbia Merger Agreement") with Columbia Sussex Corporation ("Sussex"), Wimar Tahoe Corporation, d/b/a Columbia Entertainment, the gaming affiliate of Sussex ("Columbia Entertainment"), and WT-Columbia Development, Inc., a wholly-owned subsidiary of Columbia Entertainment. Prior to signing the Columbia Merger Agreement, the Company terminated its earlier merger agreement with Pinnacle and paid to Pinnacle a termination fee of $52,160,000 and termination expenses of $25,840,000. The payment is not deductible for tax purposes. The termination fee and termination expenses paid to Pinnacle were classified as merger-related expenses in the 2006 Consolidated Statements of Operations.

Under the Columbia Merger Agreement, Columbia Entertainment will acquire all the outstanding shares of Aztar common stock for $54.00 per share in cash and all the outstanding shares of Aztar preferred stock for $571.13 per share in cash. The Columbia Merger Agreement also provides for an increase in the purchase price under certain conditions at the rate per day of $0.00888 per share of Aztar common stock and $0.09388 per share of Aztar preferred stock beginning November 20, 2006, and then to $0.01184 per share of Aztar common stock and $0.12518 per share of Aztar preferred stock beginning February 20, 2007 until the closing of the transaction. The Columbia Merger Agreement contains a termination fee provision of $55,228,000 plus the reimbursement of up to $27,360,000 of merger-related costs incurred by Columbia Entertainment. On October 17, 2006, Aztar shareholders approved the Columbia Merger Agreement at a special meeting of Aztar shareholders. The transaction is subject to the satisfaction of customary closing conditions, including the receipt of necessary gaming approvals.

In the Columbia Merger Agreement, the Company agreed to use commercially reasonable efforts to sell or close the Company's Missouri property, Casino Aztar Caruthersville. The Company signed an agreement with Fortunes Entertainment, LLC on August 17, 2006 under which Fortunes Entertainment would acquire the Caruthersville property. Approval by Missouri gaming authorities is required for any transaction involving the sale, or a closure, of the Company's Missouri property. On October 25, 2006, the Missouri Gaming Commission determined that the licensing of Fortunes Entertainment will not occur on or before November 19, 2006, the deadline for obtaining the necessary licenses to complete the sale. In addition, the Commission directed its staff to take the necessary legal steps for the appointment of a supervisor of Casino Aztar Caruthersville to avoid closure of the gaming operation.

In connection with the Columbia Merger Agreement, Sussex deposited $313,000,000 into a custody account, payable to Aztar in certain circumstances (including failure to obtain regulatory approvals) in the event that the Columbia Merger Agreement is terminated. Of the deposit, $78,000,000 has been paid to Aztar as reimbursement of the termination fees and expenses paid to Pinnacle. Since this reimbursement is considered to be a deposit toward the merger for accounting purposes, it was classified as a current liability in the Consolidated Balance

Sheet as merger termination fee reimbursement in 2006. If the merger is terminated under certain conditions, the reimbursement is repayable by the Company to Sussex and if the merger is terminated under certain other conditions or if the merger is consummated, it is retained by the Company.

Tropicana Las Vegas Capitalized Development Costs Write-Off

During the 2006 first quarter, the Company concluded that it was not probable that it would implement its plans for redevelopment of Tropicana Las Vegas. As a result, the Company wrote off $26,021,000 of capitalized development costs.

NOTE 22: SUBSEQUENT EVENTS - DISCONTINUED OPERATIONS

The results of operations for Casino Aztar Caruthersville are reported as discontinued operations net of income taxes, reflecting the Company's commitment to sell or close that property as part of the Company's Columbia Merger Agreement. On August 17, 2006, the Company signed an agreement with Fortunes Entertainment, LLC under which Fortunes Entertainment would acquire the Caruthersville property. Approval by Missouri gaming authorities is required for any transaction involving the sale, or a closure, of the property. Any gain related to the sale would be recognized when the transaction is completed. On October 25, 2006, the Missouri Gaming Commission determined that the licensing of Fortunes Entertainment will not occur on or before November 19, 2006, the deadline for obtaining the necessary licenses to complete the sale. In addition, the Commission directed its staff to take the necessary legal steps for the appointment of a supervisor of Casino Aztar Caruthersville to avoid closure of the gaming operation.

The consolidated financial statements for all prior periods have been reclassified to reflect the results of operations of Casino Aztar Caruthersville as discontinued. In accordance with generally accepted accounting principles, the assets held for sale are no longer depreciated. The assets and liabilities of Casino Aztar Caruthersville are classified as assets held for sale and liabilities related to assets held for sale, respectively, in the accompanying Consolidated Balance Sheets as of December 31, 2005 and December 30, 2004.

Summary operating results of Casino Aztar Caruthersville are as follows (in thousands):
Revenues Operating income Income taxes Income from discontinued operations	2005 $ 27,778 ======== $ 3,367 (972) $ 2,395 ========	2004 $ 23,179 ======== $ 1,612 (224) $ 1,388 ========	2003 $ 22,855 ======== $ 1,445 (213) $ 1,232 ========

Assets held for sale and liabilities related to assets held for sale are as follows (in thousands):

Assets
Cash and cash equivalents
Accounts receivable, net
Inventories
Prepaid expenses
Property and equipment, net
Intangible assets
Other assets
  Total assets held for sale

Liabilities
Accounts payable and accruals
Accrued payroll and employee benefits
  Total liabilities related to assets held for sale

December 31, 2005 $ 1,838 21 32 149 31,123 391 5 $ 33,559 ======== $ 1,466 1,029 $ 2,495 ========	December 30, 2004 $ 1,555 18 26 118 32,680 391 9 $ 34,797 ======== $ 1,734 728 $ 2,462 ========

Management's Discussion and Analysis

Subsequent Event - Merger Agreement

On March 13, 2006, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Pinnacle Entertainment, Inc. ("Pinnacle") and Pinnacle's wholly-owned subsidiary, PNK Development 1, Inc. Under the terms of the Merger Agreement, Pinnacle agreed to pay $38.00 in cash for each share of the Company's common stock and $401.90 in cash for each share of the Company's Series B convertible preferred stock outstanding at the Effective Time (as defined in the Merger Agreement). Subsequently, the Merger Agreement was amended three times and on May 5, 2006, the Company entered into a fourth amendment (the "Fourth Amendment") to the Merger Agreement with Pinnacle. Pursuant to the Fourth Amendment, each share of Aztar common stock would be exchanged for $47.00 in cash and a fraction of a share of Pinnacle common stock equal to $4.00 divided by the trading price of a share of Pinnacle common stock over a specified trading period, but no more than 0.16584 shares and no fewer than 0.11056 shares, and each share of Aztar preferred stock would be exchanged for $497.09 in cash plus $42.304 of Pinnacle common stock, subject to a collar provision. The Fourth Amendment increased a termination fee provision to $52,160,000 plus the reimbursement of up to $25,840,000 of merger-related costs incurred by Pinnacle.

On May 19, 2006, the Company entered into an Agreement and Plan of Merger (the "Columbia Merger Agreement") with Columbia Sussex Corporation ("Sussex"), Wimar Tahoe Corporation, d/b/a Columbia Entertainment, the gaming affiliate of Sussex ("Columbia Entertainment"), and WT-Columbia Development, Inc., a wholly-owned subsidiary of Columbia Entertainment. Prior to signing the Columbia Merger Agreement, the Company terminated its earlier merger agreement with Pinnacle and paid to Pinnacle a termination fee of $52,160,000 and termination expenses of $25,840,000. The payment is not deductible for tax purposes. The termination fee and termination expenses paid to Pinnacle were classified as merger-related expenses in the 2006 Consolidated Statements of Operations.

Under the Columbia Merger Agreement, Columbia Entertainment will acquire all the outstanding shares of Aztar common stock for $54.00 per share in cash and all the outstanding shares of Aztar preferred stock for $571.13 per share in cash. The Columbia Merger Agreement also provides for an increase in the purchase price under certain conditions at the rate per day of $0.00888 per share of Aztar common stock and $0.09388 per share of Aztar preferred stock beginning November 20, 2006, and then to $0.01184 per share of Aztar common stock and $0.12518 per share of Aztar preferred stock beginning February 20, 2007 until the closing of the transaction. The Columbia Merger Agreement contains a termination fee provision of $55,228,000 plus the reimbursement of up to $27,360,000 of merger-related costs incurred by Columbia Entertainment. On October 17, 2006, Aztar shareholders approved the Columbia Merger Agreement at a special meeting of Aztar shareholders. The transaction is subject to the satisfaction of customary closing conditions, including the receipt of necessary gaming approvals.

In the Columbia Merger Agreement, the Company agreed to use commercially reasonable efforts to sell or close the Company's Missouri property, Casino Aztar Caruthersville. The Company signed an agreement with Fortunes Entertainment, LLC on August 17, 2006 under which Fortunes Entertainment would acquire the Caruthersville property. Approval by Missouri gaming authorities is required for any transaction involving the sale, or a closure, of the Company's Missouri property. On October 25, 2006, the Missouri Gaming Commission determined that the licensing of Fortunes Entertainment will not occur on or before November 19, 2006, the deadline for obtaining the necessary licenses to complete the sale. In addition, the Commission directed its staff to take the necessary legal steps for the appointment of a supervisor of Casino Aztar Caruthersville to avoid closure of the gaming operation. As a result of the Company's commitment to sell Casino Aztar Caruthersville, the consolidated financial statements for all prior periods have been reclassified to reflect the results of operations of Casino Aztar Caruthersville as discontinued. Any gain related to the sale would be recognized when the transaction is completed. The assets and liabilities of Casino Aztar Caruthersville are classified as assets held for sale and liabilities related to assets held for sale, respectively, in the Consolidated Balance Sheets as of December 31, 2005 and December 30, 2004.

In connection with the Columbia Merger Agreement, Sussex deposited $313,000,000 into a custody account, payable to Aztar in certain circumstances (including failure to obtain regulatory approvals) in the event that the Columbia Merger Agreement is terminated. Of the deposit, $78,000,000 has been paid to Aztar as reimbursement of the termination fees and expenses paid to Pinnacle. Since this reimbursement is considered to be a deposit toward the merger for accounting purposes, it was classified as a current liability in the Consolidated Balance Sheet as merger termination fee reimbursement in 2006. If the merger is terminated under certain conditions, the reimbursement is repayable by the Company to Sussex and if the merger is terminated under certain other conditions or if the merger is consummated, it is retained by the Company.

Subsequent Event - Tropicana Las Vegas Capitalized Development Costs Write-Off

During the 2006 first quarter, the Company concluded that it was not probable that it would implement its plans for redevelopment of Tropicana Las Vegas. As a result, the Company wrote off $26,021,000 of capitalized development costs.

Overview

  Introduction

We own and operate casino hotels in Atlantic City, New Jersey and Las Vegas, Nevada under the Tropicana name and in Laughlin, Nevada, as Ramada Express. We own and operate casino riverboats in Caruthersville, Missouri and Evansville, Indiana under the Casino Aztar name. Our product concept is the creation of fun, fantasy, excitement and entertainment in a casino gaming environment. Each of our casinos is designed and operated to serve the unique demographics of its particular market.

Approximately 76% of our consolidated revenues were generated from gaming activities and nearly 12% from rooms revenue. Gaming activity is generated from two primary sources: (1) slot machines and (2) table games. Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses before deducting costs and expenses. This is also referred to as the hold. The hold percentage is the relationship of hold to the total amount wagered. Rooms revenue is driven primarily by two factors: (1) average daily rate and (2) occupancy percentage. The average daily rate is a measure of the average rooms revenue generated per occupied room per night. The occupancy percentage is a measure of what portion of our total rooms available are occupied by guests. Both measurements are impacted primarily by customer demand.

  General Themes

Our company and our industry rely in great part on consumer discretionary spending. As a result, we will generally experience higher revenues and operating income in periods of economic growth and when consumer confidence is rising. However, industry revenue tends to be less cyclical than in some other discretionary sectors.

As discussed below, several states have legalized or are considering legalizing various forms of casino gaming, from slots or video lottery terminals (VLTs) at horse racing tracks to full-service casinos. To the extent such competitive products are introduced in markets which overlap with our established casino markets, there may be dilution of our market penetration. Further, the expansion in the number and size of Native American casinos may slow or reverse growth in certain of our markets.

In recent years, several jurisdictions in which casino gaming is conducted have increased taxes on gaming and hotel operations, including gaming taxes, hotel taxes and admissions taxes. In an environment in which state governments have to deal with budget shortfalls, the potential for further tax increases on the industry exists.

In order to facilitate growth, large amounts of capital are required for the construction, expansion and acquisition of casino facilities. Since 2003, the industry has had access to abundant and relatively inexpensive sources of capital as interest rates have continued at historic record lows. The continued availability of this inexpensive capital will be critical as we look for growth and expansion opportunities in the future.

Our industry has for many years been subject to consolidation. The past year witnessed three significant mergers/acquisitions, which created a small group of very large gaming companies. This consolidation may negatively affect our ability to compete as effectively, as loyalty-based incentive programs and aggressive pricing practices may impact our market share and profitability.

The casino and hospitality industries can be adversely affected by terrorist activity or the threat, perceived or otherwise, of terrorist activity. Such activity or threat may limit levels of business and personal travel and cause concerns about the safety of high-profile tourism areas, such as Las Vegas.

We have several development projects that are either in progress or are being considered, including (a) a new hotel and entertainment complex adjacent to our Evansville facility, (b) our announced application for a gaming license in Allentown, Pennsylvania and (c) the prospective redevelopment of the Las Vegas Tropicana. The success of each of these actual or prospective projects will be dependent on (1) construction being on-time and within budget, (2) the realization of the market assumptions made in the project evaluation, and (3) the successful introduction and operation of the new facility.

  Property Specific Opportunities and Challenges

  Tropicana Atlantic City

In our most important market, Atlantic City, several properties in the market have opened or, in the near future, are scheduled to open additions to their facilities. These include hotel room additions, new and enhanced retail, dining and entertainment facilities and casino floor expansions. While we continue to believe that the Atlantic City market can eventually successfully absorb these additions, they may pose a competitive threat to our property and could affect profitability.

In 2004, Pennsylvania passed legislation to legalize slots at 7 horse racing tracks, 5 independent slot parlors and 2 resort slot parlors. At least four of these facilities will be in the greater Philadelphia area, an important market for our Atlantic City property.

Several nearby states have considered or are considering expansion or implementation of various forms of gaming. New Jersey has considered VLTs at the Meadowlands racetrack in northern New Jersey. Maryland has considered slots at horse racing tracks or larger full-scale casinos. The State of New York is witnessing the installation of VLTs at certain of its horse racing tracks and the preparation for Native American casinos in the Catskills. While the proliferation of gaming in these jurisdictions is not positive for Atlantic City, we believe that a) the Eastern seaboard is still not approaching the penetration levels that other markets enjoy and b) the variety and breadth of the Atlantic City market sets it apart as unique from other venues in the region.

The state legislature in New Jersey recently enacted a prohibition of smoking in public places; casinos were specifically excluded from this prohibition. Legislation that would expand the prohibition to casinos has been introduced. Such a prohibition may negatively impact revenues for the entire Atlantic City casino market, including Tropicana Atlantic City.

  Tropicana Las Vegas

Tropicana Las Vegas sits on an approximately 34 acre parcel at one of the premier locations in Las Vegas. With the completion of the expansion in Atlantic City, this property represents a significant growth opportunity for us. The current operations at the site are successful, but the age of the improvements make us less attractive and competitive than many of the newer properties in our vicinity. We are evaluating whether to build a new casino hotel resort on the northernmost half of the property. A detailed design has substantially been completed. However, we have not yet made a decision about whether and when we will proceed with this development. The decision to proceed may depend, among other things, upon the health of the Las Vegas and national economies, the competitive environment on the Las Vegas Strip, and the cost of constructing a new casino hotel resort. We would have to raise a portion of the cost in the capital markets. The continued access to attractively priced capital would affect the economic cost of the project and the ultimate return to shareholders. We view this opportunity as an important step in our growth. The southern portion of the site would be held for our future development, joint venture development, or sale for development by another party. As described above, during the 2006 first quarter, we concluded that it was not probable that we would implement our plans for redevelopment of Tropicana Las Vegas. As a result, we wrote off approximately $26 million of capitalized development costs.

Financial Condition -
Liquidity and Capital Resources

  Cash

During 2005, we changed from a 52/53 week fiscal year (ending on the Thursday nearest December 31) to a calendar year, which ends on a very busy New Year's Eve. As a result of the holiday period and no access to banks for cash, our cash balance at December 31, 2005 was higher than at December 30, 2004.

  Senior Secured Credit Facility

Our $675 million senior secured credit facility consists of a five-year revolving credit facility of up to $550 million and a five-year term loan facility of $125 million. At December 31, 2005, the outstanding balance of our revolving credit facility was $124.5 million, leaving $369.6 million available for future borrowing, after consideration of outstanding letters of credit, subject to quarterly financial tests as described below. At December 31, 2005, the outstanding balance of our term loan facility was $123.1 million.

Under the senior secured credit facility, the original term loan facility calls for quarterly principal payments of approximately $0.3 million on a calendar basis through June 29, 2007, then approximately $3.1 million through June 30, 2008 and then $5.0 million through March 31, 2009, with the balance due at maturity. If we do not commence redevelopment of the Las Vegas Tropicana property or enter into an alternative project approved by lenders holding a majority of the commitments, then $125 million of the revolving credit facility will terminate by June 30, 2006 (As described above, during the 2006 first quarter, we concluded that it was not probable that we would implement our plans for redevelopment of Tropicana Las Vegas. As a result, we wrote off approximately $26 million of capitalized development costs.); if, however, this termination has not occurred, then under certain circumstances (and no later than December 31, 2006), the senior secured credit facility provides that an amount equal to the lesser of $125 million or the revolving loans outstanding on December 31, 2006, shall convert to a term loan, which shall have the same maturity and will amortize at the same percentage rates as the original term loan facility. Under the senior secured credit facility, interest on the respective facilities is computed based upon, at our option, a one-, two-, three- or six-month Eurodollar rate plus a margin ranging from 1.25% to 2.75%, or the prime rate plus a margin ranging from 0.25% to 1.75%; the applicable margin is dependent on our ratio of outstanding indebtedness to operating cash flow, as defined. As of December 31, 2005, the margin was at 0.25% greater than the lowest level. Interest computed based upon the Eurodollar rate is payable quarterly or on the last day of the applicable Eurodollar interest period, if earlier. Interest computed based upon the prime rate is payable quarterly. We incur a commitment fee ranging from 0.25% to 0.625% per annum on the unused portion of the revolving credit facility.

The senior secured credit facility imposes various restrictions on us, including limitations on our ability to incur additional debt, commit funds to capital expenditures and investments, merge or sell assets. The senior secured credit facility prohibits dividends on our common stock (other than those payable in common stock) and repurchases of our common stock in excess of $30 million per year with limited exceptions. In addition, the senior secured credit facility contains quarterly financial tests, including a minimum fixed charge coverage ratio of 1.35 to 1.00 at December 31, 2005 and maximum ratios of total debt and senior debt to operating cash flow of 4.5 to 1.0 and 2.5 to 1.0, respectively, at December 31, 2005. The actual fixed charge coverage ratio was 2.49 to 1.00 and the actual total debt and senior debt to operating cash flow ratios were 3.46 to 1.0 and 1.35 to 1.0, respectively, at December 31, 2005. Should we commence the redevelopment of the Tropicana Las Vegas or an approved alternative project, a quarterly "in-balance" test demonstrating that aggregate cash available or reasonably anticipated to be available to us and our subsidiaries is sufficient to meet remaining required uses of cash, including committed capital expenditures in connection with any construction project. The senior secured credit facility includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable), and provides that, in the event of a change in control, as defined, the majority lenders will have the right to require prepayment of the facility.

Our day-to-day operations are financed through a net working capital deficit, a practice that is common among companies operating in the gaming industry. Cash needs are evaluated daily, and if necessary, are satisfied by drawing on our revolving credit facility. Because our casinos generate significant cash flows on a daily basis, we generally apply any cash excesses to our revolving credit facility after satisfying current liabilities that are due within the course of their normal business cycle. We believe that the existence of a working capital deficit has no impact on our ability to operate our business or meet our obligations as they become due.

  Other Long-term Debt

Interest on the 7 7/8% Notes is payable semiannually on June 15 and December 15. At any time prior to June 15, 2009, the 7 7/8% Notes are redeemable at our option, in whole or in part, at a price of 100% of the principal amount plus a redemption premium plus accrued and unpaid interest. The redemption premium will be equal to the greater of (1) 1% of the principal amount or (2) the excess of (A) the sum of the present values of (i) 103.938% of the principal amount and (ii) all required interest payments through June 15, 2009, excluding accrued but unpaid interest, computed in each case using a discount rate equal to the Treasury rate at the time of redemption plus 50 basis points over (B) the principal amount. On or after June 15, 2009, the 7 7/8% Notes are redeemable at our option, in whole or in part, at prices from 103.938% of the principal amount plus accrued and unpaid interest declining to 100% of the principal amount plus accrued and unpaid interest beginning June 15, 2012.

At any time on or prior to June 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture for the 7 7/8% Notes with the net proceeds of one or more equity offerings by the company at a redemption price of 107.875% of the principal amount plus accrued and unpaid interest, provided that (1) at least 65% of the principal amount of the 7 7/8% Notes issued remains outstanding immediately after such redemption and (2) the redemption occurs within 60 days of the closing of such equity offering.

Interest on the 9% Senior Subordinated Notes due August 15, 2011 is payable on February 15 and August 15. At any time prior to August 15, 2006, the 9% Notes are redeemable at our option, in whole or in part, at a price of 100% of the principal amount plus a redemption premium plus accrued and unpaid interest. The redemption premium will be equal to the greater of (1) 1% of the principal amount or (2) the excess of (A) the sum of the present values of (i) 104.5% of the principal amount and (ii) all required interest payments through August 15, 2006, excluding accrued but unpaid interest, computed in each case using a discount rate equal to the Treasury rate at the time of redemption plus 50 basis points over (B) the principal amount. On or after August 15, 2006, the 9% Notes are redeemable at our option, in whole or in part, at prices from 104.5% of the principal amount plus interest declining to 100% of the principal amount plus interest beginning August 15, 2009.

The 7 7/8% Notes and 9% Notes, ranked pari passu, are general unsecured obligations and are subordinated in right of payment to all of our present and future senior indebtedness. Upon change of control of the company, the holders of the 7 7/8% Notes and 9% Notes would have the right to require repurchase of the respective notes at 101% of the principal amount plus accrued and unpaid interest. Certain covenants in the 7 7/8% Notes and 9% Notes limit our ability to incur indebtedness, make certain payments or engage in mergers, consolidations or sales of assets.

During 2006, depending primarily on the progress of our possible development activities in Las Vegas, Nevada and Allentown, Pennsylvania, we may begin evaluating our need and ability to refinance our variable rate credit facility and our 9% Notes. The purpose of refinancing our 9% Notes would be to extend the 2011 maturity date and if market conditions permit, procure a more favorable interest rate. The purpose of refinancing our variable rate credit facility would be to expand our borrowing potential and extend the 2009 maturity date. If the company were successful in refinancing this debt, the unamortized debt issuance costs associated with the 9% Notes and all or a portion of the unamortized debt issuance costs associated with the variable rate debt would be expensed and classified as a loss on the early retirement of debt. At December 31, 2005, these unamortized costs totaled $7.9 million. Any premium paid to retire this debt would also be a loss on the early retirement of debt.

  Additional Source and Use of Cash

During 2005, we received $10.1 million in cash in connection with stock option exercises. Our purchases of property and equipment, other than those pertaining to the Tropicana Atlantic City expansion project and the development in Evansville, Indiana discussed below, were primarily of a routine nature.

  Tropicana Atlantic City Development

On April 22, 2002, we commenced construction on an expansion of our Tropicana Atlantic City. The expansion includes 502 additional hotel rooms, 20,000 square feet of meeting space, 2,400 parking spaces, and "The Quarter at Tropicana," the project's centerpiece, a 200,000-square-foot dining, entertainment and retail center. On October 30, 2003, an accident occurred on the site of the expansion of the Atlantic City Tropicana that brought construction to a halt. The accident resulted in the loss of life and serious injuries, as well as extensive damage to the facilities under construction. The expansion opened in late November 2004 on a limited basis and was substantially completed by December 30, 2004. Some tenants in the Quarter opened in early 2005. During 2005, our purchases of property and equipment on an accrual basis were $11.1 million for this project and on a cash basis they were $29.4 million. No interest was capitalized during 2005 for this project.

Insurance claims for business interruption that occurred from the date of the accident through December 31, 2005 have been filed with our insurers in the amount of $52.1 million, of which $3.5 million has been received. In addition, we have filed insurance claims for lost profits and additional costs as a result of the delay in the opening of the expansion. The total of these claims is $70.1 million, of which $9.2 million has been received. Profit recovery from insurance is recorded when the amount of the recovery, which may be different than the amount claimed, is agreed to by the insurers. We have also filed insurance claims of $9.0 million for other costs we have incurred that are related to the construction accident, of which $1.5 million has been received. These other costs are primarily supplemental marketing costs and $1.6 million was included as part of the construction accident receivables at December 31, 2005. In order to ensure that the construction proceed expeditiously and in order to settle certain disputes, we and the general contractor entered into a settlement agreement on October 6, 2004 that delineates how we and the contractor will share the cost of and the insurance proceeds received for the dismantlement, debris removal and rebuild. During 2005, we recorded $7.2 million of insurance recovery associated with the rebuild of which $0.5 million was included in construction accident receivables at December 31, 2005. The recovery was recognized as other income and was offset by $1.2 million of direct costs to obtain the recovery. In addition, at December 31, 2005, our share of claims outstanding for dismantlement, debris removal and rebuild was approximately $37 million.

During 2005, we began the development of a two-phase master plan for the renovation of portions of our Tropicana Atlantic City. Phase one of the renovation, which is expected to be completed by December 2006, will include enhancements to portions of the south casino, the north tower hotel rooms and certain non-gaming amenities. Phase two of the renovation is still being finalized. It is expected to include enhancements to the balance of the casino floor and a refurbishment of the south tower hotel rooms. A primary objective of the two-phase renovation is to better integrate the Tropicana's existing décor with that of the recently completed expansion. Our capital expenditures for phase one of the project are expected to be approximately $25 million. Capital expenditures for phase two of the project have not yet been quantified.

  Tropicana Las Vegas Development

Our master plan for a potential development of our Las Vegas Tropicana site envisions the creation of two separate but essentially equal and inter-connected 17-acre sites. The north site would be developed by us. The south site would be held for our future development, joint venture development, or sale for development by another party.

For development of a potential project on the north site, a detailed design has substantially been completed. The design calls for 2,725 hotel rooms and suites, 200,000 square feet of dining, entertainment and retail facilities, a 100,000-square-foot casino, a 3,800-car parking garage, and a four-acre rooftop pool recreation deck overlooking the Strip. During 2005, we capitalized $4.5 million for development costs, which are included in other assets. We have not yet made a decision about whether and when we will proceed with this development. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature and timing of the development we ultimately undertake, if any. If we decide to abandon any facilities in the development process, we would have to conduct a review for impairment with a possible write-down and review their useful lives with a possible adjustment to depreciation and amortization expense. These reviews could result in adjustments that have a material adverse effect on our consolidated results of operations.

The net book value of the property and equipment used in the operation of the Las Vegas Tropicana, excluding land at a cost of $110 million, was $54.9 million at December 31, 2005. The net book value of accounts receivable, inventories and prepaid expenses at the Las Vegas Tropicana was $6.9 million at December 31, 2005. As described above, during the 2006 first quarter, we concluded that it was not probable that we would implement our plans for redevelopment of Tropicana Las Vegas. As a result, we wrote off approximately $26 million of capitalized development costs.

  Casino Aztar Evansville Development

In December 2002, we amended our riverboat landing lease with the City of Evansville. We agreed to change a portion of our contingent rent into a fixed stated amount and to make it available to the City at their request. The City agreed to provide us with $1 of credit against our rent for each $2.50 of development capital expenditures that we make with certain limitations. In July 2005, we exercised the first of three five-year renewal options to extend the lease term through November 30, 2010. We also modified the lease to add four additional five-year renewal options that give us the ability to continue the lease through November 30, 2040. In consideration for doing so, we agreed to make a $15 million prepayment of the rent payable during the first renewal period to the City in December 2005. Under the terms of the lease renewal, the City will provide us with $1 of credit against our rent for each $2.50 of development capital expenditures up to $25 million that we make. Phase one of our plans for development in Evansville includes a 100-room boutique hotel and a multi-venue entertainment complex adjacent to a park. Our capital expenditures for this phase are expected to be approximately $32 million. During 2005, our purchases of property and equipment on an accrual basis were $3.5 million for this project.

  Allentown, Pennsylvania Development

In 2004, the governor of the Commonwealth of Pennsylvania signed into law the Pennsylvania Race Horse Development and Gaming Act. The Gaming Act legalized slot machine gaming at 14 facilities. Gaming operators wishing to obtain a gaming license were required to complete and submit an application to the Pennsylvania Gaming Control Board (the PAGCB). The PAGCB, which has final authority for reviewing applications and granting licenses, is an independent administrative board consisting of three persons appointed by the governor and four legislative appointees.

The 14 gaming licenses to be awarded consist of seven Category I licenses, five Category II licenses and two Category III licenses. The Category I licenses will be awarded to seven horse or harness racing tracks operating or being developed in Pennsylvania, and permit up to 5,000 slot machines at each track. The five

Category II licenses will be awarded to five independent gaming operators and permit up to 5,000 slot machines on each approved site. Under the Gaming Act, two of the five Category II gaming licenses will be awarded in the city of Philadelphia and one will be awarded in the city of Pittsburgh. The two remaining Category II licenses will be awarded in cities outside of Philadelphia and Pittsburgh. The two Category III licenses will be awarded to two independent gaming operators in resort areas and permit up to 500 slot machines on each approved site.

In December 2005, we filed an application with the PACGB for one of the Category II gaming licenses that will be awarded outside of Philadelphia and Pittsburgh. If we are granted a license, we plan to develop and operate a destination entertainment facility in Allentown, the third-largest city in Pennsylvania. We have proposed investing $325 million in the project, which is expected to provide for a 250-room hotel, 100,000 square feet of casino space, with 3,000 slot machines, 10 to 13 restaurants and lounges, an executive conference center and 3,400 parking spaces. During 2005, we capitalized $1.9 million for site acquisition, design development and licensing costs related to our planned investment in Allentown. If we ultimately fail to obtain a license in Pennsylvania, we would expense any development costs unrelated to land acquisitions, which were approximately $0.2 million at December 31, 2005.

  Defined Benefit Plan Payment

During the 2005 first quarter, we made a lump sum cash payment of $8.2 million to a defined benefit plan participant in exchange for the participant's right to receive specified pension benefits. In connection with the distribution, we recognized a settlement loss of $2.9 million in the 2005 first quarter, which is a component of general and administrative expense in the Consolidated Statement of Operations.

  Stock Repurchase Program

In December 2002, our board of directors authorized discretionary repurchases of up to 4.0 million shares of our common stock. We do not anticipate the stock repurchase program to impact the timing, scope or financing of our development plans. During 2005, we did not repurchase any shares of our common stock under the program. Since the program's inception, we have repurchased a total of 3,205,776 shares at an average price of $14.42 per share. Purchases under the program are made from time to time in the open market or privately negotiated transactions, depending upon market prices and other business factors.

  Stock Exchange

We accepted 119,649 shares of our common stock in the second quarter of 2005 in lieu of cash due to the company in connection with the exercise of stock options. We also accepted an additional 189,318 shares in satisfaction of $5.8 million of tax obligations paid by the company during the 2005 second quarter, which were associated with the exercise of stock options. Such shares of common stock are stated at cost and held as treasury shares to be used for general corporate purposes.

  Contingent Liabilities and Commitments

We agreed to indemnify Ramada Inc. against all monetary judgments in lawsuits pending against Ramada and its subsidiaries as of the conclusion of the restructuring of Ramada on December 20, 1989, as well as all related attorneys' fees and expenses not paid at that time, except for any judgments, fees or expenses accrued on the hotel business balance sheet and except for any unaccrued and unreserved aggregate amount up to $5 million of judgments, fees or expenses related exclusively to the hotel business. We are entitled to the benefit of any crossclaims or counterclaims related to such lawsuits and of any insurance proceeds received. There is no limit to the term or the maximum potential future payment under this indemnification. In addition, we agreed to indemnify Ramada for certain lease guarantees made by Ramada. The lease terms potentially extend through 2015 and Ramada guaranteed all obligations under these leases. We have recourse against a subsequent purchaser of the operations covered by these leases. The estimated maximum potential amount of future payments we could be required to make under these indemnifications is $7.0 million at December 31, 2005. We would be required to perform under this guarantee 1) if monetary judgments and related expenses in lawsuits pending against Ramada and its subsidiaries as of the conclusion of the restructuring of Ramada exceeded the above described amount, or 2) if lessees with lease guarantees failed to perform under their leases, the lessee and lessor could not reach a negotiated settlement and the lessor was able to successfully proceed against Ramada, who in turn was able to successfully proceed against the company. In connection with these matters, we established a liability at the time of the restructuring of Ramada and our remaining accrued liability was $3.8 million at both December 31, 2005 and December 30, 2004.

We have severance agreements with certain of our senior executives. Severance benefits range from a lump-sum cash payment equal to three times the sum of the executive's annual base salary and the average of the executive's annual bonuses awarded in the preceding three years plus payment of the value in the executive's outstanding stock options and vesting and distribution of any restricted stock to a lump-sum cash payment equal to the executive's annual base salary. In certain agreements, the termination must be as a result of a change in control of Aztar. Based upon salary levels and stock options at December 31, 2005, the aggregate commitment under the severance agreements should all these executives be terminated was approximately $38 million at December 31, 2005.

At December 31, 2005, we had commitments of approximately $18 million for the hotel and entertainment complex at Casino Aztar Evansville.

  Contractual Obligations

The following table summarizes our future contractual obligations, in millions, at December 31, 2005:
Payments due by period

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Long-term debt, including current portion Interest Payments Operating leases Purchase obligations Other long-term liabilities, including current portion Total	$ 723.0 312.8 12.2 75.3 17.2 $1,140.5	$ 1.3 46.7 3.8 68.8 0.8 $ 121.4	$ 46.2 92.6 5.7 5.8 1.9 $ 152.2	$ 200.3 82.0 2.4 0.6 2.6 $ 287.9	$ 475.2 91.5 0.3 0.1 11.9 $ 579.0

Interest payments relating to the company's revolving credit facility are excluded from the contractual obligations above because the outstanding balance fluctuates daily. Interest payments relating to the company's term loan facility are included above and were calculated using the floating rate in effect at December 31, 2005.

Purchase obligations represent agreements to purchase goods or services that are enforceable and legally binding on the company. Of the total purchase obligations at December 31, 2005, approximately $15 million are cancelable by the company upon providing a 30 - 90 day notice. The commitments of approximately $18 million for the hotel and entertainment complex at Casino Aztar Evansville are included in purchase obligations.

Results of Operations

The following table sets forth, in millions, our segment information for casino revenue, total revenues and Segment Adjusted EBITDA. Our chief operating decision maker uses only Segment Adjusted EBITDA in assessing segment performance and deciding how to allocate resources. During 2005, we changed from a 52/53 week fiscal year (ending on the Thursday nearest December 31) to a calendar year ending December 31.
Year Ended
	2005	2004 (52 weeks)	2003 (52 weeks)

Casino revenue
  Tropicana Atlantic City
  Tropicana Las Vegas
  Ramada Express Laughlin
  Casino Aztar Evansville
    Total consolidated

Total revenues
  Tropicana Atlantic City
  Tropicana Las Vegas
  Ramada Express Laughlin
  Casino Aztar Evansville
    Total consolidated

Segment Adjusted EBITDA (a)
  Tropicana Atlantic City
  Tropicana Las Vegas
  Ramada Express Laughlin
  Casino Aztar Evansville
Corporate
Depreciation and amortization
Operating income
Other income
Interest income
Interest expense
Loss on early retirement of debt
Income taxes
Income from continuing operations
Discontinued operations, net of income taxes
Net income

	$ 410.9 66.1 72.7 123.6 $ 673.3 ======== $ 490.1 163.8 97.1 136.6 $ 887.6 ======== $ 118.7 39.0 27.3 41.3 (20.8) (64.4) 141.1 6.0 1.4 (56.3) -- (38.6) 53.6 2.4 $ 56.0 ========	$ 334.2 67.8 68.1 117.0 $ 587.1 ======== $ 384.6 162.0 91.0 129.2 $ 766.8 ======== $ 81.8 36.2 23.0 37.4 (17.5) (52.2) 108.7 3.9 0.8 (37.0) (10.3) (39.0) 27.1 1.4 $ 28.5 ========	$ 350.0 66.7 65.2 113.3 $ 595.2 ======== $ 402.6 151.2 87.7 124.7 $ 766.2 ======== $ 105.0 26.1 20.5 35.8 (15.7) (48.1) 123.6 -- 0.7 (36.4) -- (28.2) 59.7 1.2 $ 60.9 ========

(a)

Segment Adjusted EBITDA is net income before discontinued operations, income taxes, loss on early retirement of debt, interest expense, interest income, other income, depreciation and amortization and corporate. Segment Adjusted EBITDA should not be construed as a substitute for either operating income or net income as they are determined in accordance with generally accepted accounting principles (GAAP). Segment Adjusted EBITDA, which is computed in accordance with SFAS No. 131, does not represent a non-GAAP financial measure as it is presented in the above summary. The use of Segment Adjusted EBITDA for any other purpose would constitute a non-GAAP financial measure. Management uses Segment Adjusted EBITDA as a measure to compare operating results among our properties and between accounting periods. We manage cash and finance our operations at the corporate level. We manage the allocation of capital among properties at the corporate level. We also file a consolidated income tax return. Management accordingly believes Segment Adjusted EBITDA is useful as a measure of operating results at the property level because it reflects the results of operating decisions at that level separated from the effects of tax and financing decisions that are managed at the corporate level. Management also believes that Segment Adjusted EBITDA is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. Our calculation of Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. While management believes Segment Adjusted EBITDA provides a useful perspective for some purposes, Segment Adjusted EBITDA has material limitations as an analytical tool. For example, among other things, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Segment Adjusted EBITDA does not reflect the requirements for such replacements. Corporate, other income, interest expense, net of interest income, loss on early retirement of debt, income taxes, and discontinued operations are also not reflected in Segment Adjusted EBITDA. Therefore, the Company does not consider Segment Adjusted EBITDA in isolation, and it should not be considered as a substitute for measures determined in accordance with GAAP. A reconciliation of Segment Adjusted EBITDA with operating income and net income as determined in accordance with GAAP is reflected in the above summary.

Results of Operations -
2005 versus 2004

The Tropicana Atlantic City expansion project opened on a limited basis in late November 2004 and was substantially completed by December 2004. As a result, both consolidated operating revenues and consolidated operating costs increased significantly during 2005, thus affecting comparability with 2004. To a lesser extent, year-over-year comparability was also affected by two additional events: (1) business interruption caused by the October 30, 2003 construction accident on the site of our Atlantic City expansion project, which was more severe in 2004 than in 2005 and (2) our decision to change our fiscal year to a calendar year. During 2005, we changed from a 52/53 week fiscal year (ending on the Thursday nearest December 31) to a calendar year ending December 31. As a result of changing our fiscal year, the period ended December 31, 2005 reflects the company's results of operations for a 366-day period beginning December 31, 2004. The period ended December 30, 2004 reflects the company's results of operations for a 364-day period beginning January 2, 2004. Also, partially as a result of the change to a calendar year, all our properties benefited from the timing of New Year's Eve, which fell in the 2005 fiscal first and fourth quarters and New Year's Day, which fell in the 2005 fiscal first quarter. Neither New Year's Eve nor New Year's Day fell in fiscal 2004.

Consolidated casino revenue was $673.3 million in 2005, up $86.2 million or 15% from $587.1 million in 2004. The increase consisted primarily of a $76.7 million increase at Tropicana Atlantic City as well as a $6.6 million increase at Casino Aztar Evansville and a $4.6 million increase at Ramada Express Laughlin. These increases were offset slightly by a $1.7 million decrease in casino revenue at Tropicana Las Vegas. The increase in casino revenue at Tropicana Atlantic City was primarily the result of three factors: (1) the November 2004 opening of the Atlantic City expansion, (2) business interruption caused by the October 30, 2003 construction accident, which was more severe in 2004 than in 2005 and (3) our decision to change our fiscal year to a calendar year. The increase in casino revenue at Casino Aztar Evansville was driven by an increase in the total number of patrons visiting our riverboat during 2005. A partial reason for this was that the number of patrons visiting Casino Aztar Evansville was suppressed in the 2004 fiscal fourth quarter due to a heavy winter snowstorm. The increase in casino revenue at Ramada Express Laughlin was driven by increases in both the slot win percentage and the volume of slot play, which was partially due to the growth of markets that feed into Laughlin.

Consolidated casino costs increased $21.9 million, up 9% from $246.4 million in 2004. The increase consisted primarily of a $19.3 million increase at Tropicana Atlantic City and a $2.9 million increase at Casino Aztar Evansville, offset by a $0.3 million decrease at Tropicana Las Vegas. Casino costs at Ramada Express Laughlin held constant at $24.7 million in 2005 versus 2004. The changes in casino costs at the properties noted above, except for Ramada Express Laughlin, were primarily due to changes in casino revenue during 2005 as compared with 2004. Casino costs at Ramada Express Laughlin were favorably impacted by cost savings.

Consolidated rooms revenue was $104.1 million in 2005, up 21% from $85.7 million in 2004. The increase consisted primarily of a $13.2 million increase at Tropicana Atlantic City and a $3.8 million increase at Tropicana Las Vegas. The increase at Tropicana Atlantic City was due to both an increase in the number of rooms occupied on a non-complimentary basis and an increase in the average daily rate. These increases were attributable to increased demand brought on by the November 2004 opening of our Atlantic City expansion. The increase at Tropicana Las Vegas was due to an increase in the average daily rate, which was primarily attributable to increased tourism to the Las Vegas market. Consolidated rooms costs were $47.5 million, up $4.9 million from $42.6 million in 2004. The increase was primarily due to Tropicana Atlantic City, where rooms costs increased $4.1 million as a result of higher payroll related costs associated with the increase in occupied rooms.

Consolidated general and administrative expenses increased $8.1 million or 10% during 2005 from $81.8 million during 2004. The increase was largely due to corporate and Atlantic City, where general and administrative expenses increased $3.7 million and $3.3 million, respectively. The increase at corporate consisted of a settlement loss of $2.9 million related to a lump sum cash payment made to a defined benefit plan participant and employee termination expenses totaling $1.5 million partially offset by savings after these events. The increase at Atlantic City was due primarily to higher payroll costs associated with the expansion.

See the Tropicana Atlantic City discussion below for the primary reasons affecting the changes in consolidated other revenue and consolidated costs and expenses consisting of marketing, utilities, property taxes and insurance, construction accident related, construction accident insurance recoveries, depreciation and amortization, and preopening costs.

  Tropicana Atlantic City

As previously noted, the Tropicana Atlantic City expansion project includes 502 additional hotel rooms, 20,000 square feet of meeting space, 2,400 parking spaces, and the Quarter, the project's centerpiece, a 200,000-square-foot dining, entertainment and retail center. As a result of the expansion, Tropicana Atlantic City has 2,129 hotel rooms, which represents approximately 30% more capacity. The Quarter includes approximately 40 outlets consisting of restaurants, entertainment venues and retail stores. Due to its unique nature and the diversity of venues available to customers, The Quarter generated media attention and created interest among local residents and visitors to Atlantic City. For these reasons, coupled with marketing efforts, demand for hotel rooms and gaming activities at the Tropicana increased during 2005 as compared with 2004. Revenues in 2005 totaled $490.1 million, up $105.5 million or 27% from 2004. The comparatively higher revenues in 2005 versus 2004 also were attributable to business interruption caused by the October 30, 2003 construction accident, which was more severe in 2004 than in 2005. The increase in revenues consisted primarily of casino revenue, which increased $76.7 million or 23%, and to a lesser extent rooms revenue, which increased $13.2 million or 54% and other revenue, which increased $11.3 million or 110%.

The increase in casino revenue of $76.7 million during 2005 versus 2004 consisted of a $47.8 million increase in slot revenue and a $28.9 million increase in games revenue. Casino costs increased $19.3 million or 14% from $140.6 million in 2004, primarily as a result of the increase in casino revenue.

The increase in rooms revenue of $13.2 million during 2005 compared with 2004 was attributable to an increase in the number of rooms occupied on a non-complimentary basis and an increase in the average daily rate. The total number of rooms occupied on a non-complimentary basis increased 37% and the average daily rate increased 13% during 2005 versus 2004. Rooms costs increased $4.1 million or 28% in 2005 compared with 2004 primarily as a result of higher payroll related costs. The increase in payroll related costs was due to the opening of the new 502-room hotel tower in November 2004 and higher employee benefit costs arising from a new labor contract that was ratified in the 2004 fourth quarter.

The increase in other revenue of $11.3 million during 2005 compared with 2004 was due primarily to an increase in rental revenue of approximately $4.2 million, guarantee fee income of $2.1 million, which was recognized in the 2005 third quarter, and revenue of $1.9 million from the operations of the IMAX Theater, which opened in the 2004 fourth quarter. The increase in rental revenue is attributable to rent from tenants of The Quarter, which opened on a limited basis in November 2004. The $2.1 million of guarantee fee income represents the unamortized balance of funds previously received in consideration for an agreement to collateralize a series of revenue bonds issued by the CRDA. The amount was previously classified as deferred income in the Consolidated Balance Sheet and was being amortized over the life of the bonds. The unamortized balance was recognized as other revenue upon the CRDA providing notice that the revenue bonds had been refunded and the company had been released from its guarantee.

As previously noted, the increase in gaming and hotel revenues was partially attributable to our marketing efforts to promote the opening of the expansion. As a result, marketing costs increased $16.7 million or 33% in 2005 from $50.5 million in 2004. The increase in marketing costs consisted primarily of increases in business promotional expenses, entertainment contracts, payroll costs and advertising expenses.

General and administrative expense increased $3.3 million in 2005 or 11% from $28.8 million in 2004. The increase was due to higher payroll costs attributable to the expansion primarily for security personnel as well as a combination of other less significant factors including increases in the provision for loss on CRDA investments and litigation costs.

Utilities expense was $16.9 million in 2005, up $5.4 million or 47% from 2004. In addition to the increased energy consumption brought on by the expansion, the increase was attributable to a new electrical power contract that became effective July 2004. The new contract, which replaced a contract that had been in place since July 1997, contains less favorable rates.

Property taxes and insurance expense increased $3.8 million in 2005, up 17% from $22.5 million in 2004. This increase was due primarily to property taxes, which were higher in 2005 as a result of the expansion.

Construction accident related expense increased slightly to $4.3 million in 2005 from $4.0 million in 2004. The costs and expenses in 2005 primarily consist of professional fees incurred as a result of the October 30, 2003 construction accident. The costs and expenses in 2004 primarily consist of supplemental marketing costs incurred to decrease the effect of the business interruption caused by the accident as well as professional fees incurred.

Construction accident insurance recoveries were $11.3 million lower in 2005 versus 2004. The 2005 recoveries consisted of recoveries due to the delay in the opening of the Atlantic City Tropicana expansion project totaling $0.9 million. The 2004 recoveries consisted of recoveries due to the delay in the opening of the Atlantic City Tropicana expansion project totaling $8.7 million and a business interruption recovery of $3.5 million. The recoveries from the delay in the opening of the expansion project represent a portion of the anticipated profit that we would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. The business interruption recovery reflects a profit recovery applicable to the fourth quarter of 2003. These types of insurance recoveries are recorded when they are agreed to by our insurers.

Depreciation and amortization expense was $44.5 million in 2005, up $11.1 million or 33% from $33.4 million in 2004. The increase was primarily due to the expansion.

Preopening costs were $2.9 million in 2004. These costs relate to marketing costs incurred to promote The Quarter prior to its November 2004 opening.

  Tropicana Las Vegas

Rooms revenue increased $3.8 million in 2005, up 8% from $49.8 million in 2004. The increase was primarily attributable to a 9% increase in the average daily rate. Our average daily rate was higher in 2005 relative to 2004 due to increased tourism to the Las Vegas market.

  Ramada Express Laughlin

Casino revenue increased $4.6 million in 2005, up 7% from $68.1 million in 2004. The increase consisted entirely of a $4.6 million increase in slot revenue, which was attributable to increases in both the slot win percentage and the volume of slot play. The year-over-year growth in the volume of slot play was due in part to the growth of the surrounding markets that feed into Laughlin.

Despite the increase in casino revenue, casino costs were $24.7 million in 2005, unchanged from 2004. Casino costs were consistent in 2005 versus 2004 due primarily to the cost savings achieved by removing certain slot machines from the casino floor during 2005 and reductions in payroll and related costs. Slot machines removed from the casino floor consisted primarily of those in which we incur fees payable to the manufacturers of those machines. The cost savings achieved from this reduction were offset by an increase in gaming taxes, which are based on casino revenue.

  Casino Aztar Evansville

Casino revenue was $123.6 million in 2005, up 6% from $117.0 million in 2004. The increase consisted of a $4.4 million increase in slot revenue and a $2.2 million increase in games revenue. The year-over-year growth in casino revenue was due largely to an increase in the number of patrons visiting our riverboat in December

2005 versus December 2004. The number of patrons visiting our riverboat was down considerably in December 2004 due to a heavy winter snowstorm. Casino costs increased $2.9 million, up 7% from $44.4 million primarily due to the increase in casino revenue.

  Corporate

Corporate general and administrative expenses increased $3.7 million, up 22% from $16.6 million in 2004. During the 2005 first quarter, we made a lump sum cash payment of $8.2 million to a defined benefit plan participant in exchange for the participant's right to receive specified pension benefits. The distribution resulted in a settlement loss of $2.9 million in the 2005 first quarter. During the 2005 second quarter, we recognized employee termination expenses of $1.5 million consisting of a severance payment and costs recognized upon the acceleration of the vesting provisions of certain of the individual's stock options. These nonrecurring expenses were offset slightly by savings after these events.

At December 31, 2005, we have an unrecognized actuarial loss of $6.5 million in connection with our defined benefit plans and deferred compensation plan. We expect to recognize $1.1 million in the Consolidated Statement of Operations in 2006 with the remainder recognized in the years beyond 2006. The comparable amount for 2005 was $0.5 million.

  Other Income

Other income was $6.0 million in 2005, up $2.1 million from $3.9 million in 2004. Other income consists of $6.0 million and $10.5 million in 2005 and 2004, respectively, of insurance recovery associated with the rebuilding of the expansion at the Atlantic City Tropicana, net of direct costs to obtain the recovery. Also included in 2004 was $5.0 million of costs incurred to repair damage and $1.6 million of dismantlement and debris removal costs that were probable of not being recovered under insurance.

  Interest Expense

Consolidated interest expense was $56.3 million in 2005 compared with $37.0 million in 2004. The increase in interest expense was due to a decrease in capitalized interest as well as increases in both the average cost of borrowing under our credit facility and the average level of debt outstanding. The decrease in capitalized interest was attributable to the Atlantic City expansion project, which was substantially completed in December 2004. Interest capitalized was $12.8 million lower in 2005 versus 2004.

  Loss On Early Retirement Of Debt

Loss on early retirement of debt was $10.3 million in 2004. The loss, which resulted from the redemption of our outstanding 8 7/8% Senior Subordinated Notes, consisted of a redemption premium of $7.6 million and the write-off of unamortized debt issuance costs of $2.7 million.

  Income Taxes

Consolidated income taxes from continuing operations were $38.6 million in 2005 compared with $39.0 million in 2004. The slight decrease of $0.4 million was largely due to a decrease in the Indiana income tax provision mostly offset by an increase in income from continuing operations before income taxes. In connection with a review of our Indiana income tax returns for the years 1996 through 2002, the Indiana Department of Revenue took the position that our gaming taxes that are based on gaming revenue are not deductible for Indiana income tax purposes. In response to the position taken by the Indiana Department of Revenue, we filed a petition with the Indiana Tax Court for the 1996 and 1997 tax years and we filed a formal protest for the 1998 through 2002 tax years. In April 2004, the Indiana Tax Court ruled in favor of the Indiana Department of Revenue. We asked the Indiana Supreme Court to review the ruling. Our request was denied. As a result, we estimated that we were obligated to pay approximately $17.3 million to cover assessments of taxes and interest from 1996 through the end of the first quarter of 2004. This amount was deductible for federal income tax purposes, resulting in a net effect of approximately $11.3 million, which was recorded as an increase to income tax expense in the first quarter of 2004. The ongoing effect of this issue is also included in income taxes after the first quarter of 2004.

  Discontinued Operations

The results of operations for Casino Aztar Caruthersville are reported as discontinued operations net of income taxes, reflecting our commitment to sell that property as part of the Columbia Merger Agreement. Casino revenue attributable to discontinued operations increased $4.6 million in 2005, up 21% from $22.2 million in 2004. The increase was largely due to a $4.5 million increase in slot revenue, which was attributable to an increase in the total number of patrons visiting our riverboat, driven in part by an increase in the use of cash incentives as well as free admission to our riverboat, which became effective December 30, 2004. Casino costs increased $1.3 million or 15% in 2005 versus 2004 primarily as a result of the increase in casino revenue.

Results of Operations -
2004 versus 2003

Consolidated casino revenue was $587.1 million in 2004, down $8.1 million or 1% from $595.2 million in 2003. The decrease was due primarily to a $15.8 million decrease in casino revenue at Tropicana Atlantic City offset by increases in casino revenue at Ramada Express Laughlin and Casino Aztar Evansville of $2.9 million and $3.7 million, respectively. The decrease in casino revenue at Tropicana Atlantic City resulted primarily from the impact of two separate events: (1) an accident on the site of the construction of the expansion on October 30, 2003 and (2) the July 3, 2003 opening of the Borgata Hotel, Casino and Spa. The increase in casino revenue at Casino Aztar Evansville was driven by an increase in the total number of patrons visiting the riverboat during 2004, which was attributable to the increased use of marketing and promotional activities. The increase in casino revenue at Ramada Express Laughlin was driven primarily by the growth of markets that feed into Laughlin.

Consolidated rooms revenue was $85.7 million in 2004, up 12% from $76.2 million in 2003. The increase was attributable primarily to Tropicana Las Vegas, where the average daily rate increased 17% and rooms occupied on a non-complimentary basis increased 4% during 2004 compared with 2003. The increase in the average daily rate and the higher occupancy were primarily attributable to increased tourism to the Las Vegas market. The increase in consolidated rooms revenue was offset by a $3.3 million increase in consolidated rooms expense. The increase in consolidated rooms expense was due primarily to the increase in rooms revenue at Tropicana Las Vegas and additional payroll related costs at the Atlantic City Tropicana. The increase in payroll related costs at the Atlantic City Tropicana was due to the opening of the new 502-room hotel tower in November 2004, the use of temporary help during a five-week union strike and higher employee benefit costs arising from a new labor contract that was ratified in the 2004 fourth quarter.

Consolidated general and administrative expenses increased $8.3 million or 11% during 2004 from $73.6 million during 2003. The increase was due to increases at corporate and all of our operating properties. The increase is not attributable to any one significant factor but instead due to a combination of many smaller factors, including higher professional fees to comply with the regulatory requirements of Section 404 of the Sarbanes-Oxley Act of 2002, an increase in other professional fees, rising employee benefit and salary costs and increased executive incentive costs.

Consolidated utilities expense increased $2.5 million or 14% in 2004 from $17.4 million during 2003. The increase was attributable to increased energy consumption brought on by the Atlantic City expansion and a new electrical power contract at the Atlantic City Tropicana that became effective July 2004. The new contract, which replaced a contract that had been in place since July 1997, contains less favorable electrical rates.

Construction accident related expense was $4.0 million in 2004, up from $0.5 million in 2003. The expense relates primarily to supplemental marketing costs incurred to decrease the effect of the business interruption caused by the October 30, 2003 construction accident and professional fees incurred as a result of the construction accident. Construction accident insurance recoveries were $12.2 million in 2004. These recoveries consist of a business interruption recovery of $3.5 million and recoveries due to the delay in the opening of the Atlantic City Tropicana expansion project totaling $8.7 million. The business interruption recovery reflects a profit recovery applicable to the fourth quarter of 2003. The recoveries from the delay in the opening of the expansion project represent a portion of the anticipated profit that we would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. Each recovery was recognized when agreed to by our insurers.

Preopening costs were $2.9 million in 2004. These expenses relate primarily to the marketing efforts undertaken by the Atlantic City Tropicana during the 2004 third and fourth quarters to promote the Quarter.

  Tropicana Atlantic City

Casino revenue was $334.2 million in 2004, down $15.8 million or 5% from $350.0 million in 2003. The decrease in casino revenue was due to a $15.9 million decrease in slot revenue. This decrease was attributable to increased competition from the July 3, 2003 opening of the Borgata Hotel, Casino and Spa and business interruption resulting from the October 30, 2003 construction accident previously mentioned. Casino costs decreased slightly to $140.6 million from $141.4 million.

Rooms revenue was $24.4 million in 2004, almost unchanged from $24.5 million in 2003. Despite the year-over-year consistency of rooms revenue, rooms expense increased $1.4 million in 2004, up from $13.1 million in 2003. This increase was due to a combination of factors including increased payroll costs attributable to the November 2004 opening of the new 502-room hotel tower, costs associated with the use of temporary help during a five-week union strike and higher employee benefit costs arising from a new labor contract that was ratified in the 2004 fourth quarter.

General and administrative expense increased $3.5 million or 14% from $25.3 million in 2003. The increase was due to a combination of factors including increases in payroll costs for added security personnel, asset disposal costs and professional fees, including those related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Utilities expense was $11.5 million in 2004, up $2.5 million or 28% from 2003. As noted above, the increase was attributable to increased energy consumption brought on by the expansion and a new electrical power contract that became effective July 2004. The new contract, which replaced a contract that had been in place since July 1997, contains less favorable electrical rates. Repairs and maintenance expense increased $2.0 million or 15% during 2004 compared to 2003. The increase was attributable to building repair and maintenance activities that were routine in nature in anticipation of the opening of the expansion.

Construction accident related expense was $4.0 million in 2004. As noted above, this expense relates primarily to supplemental marketing costs incurred to decrease the effect of the business interruption caused by the October 30, 2003 construction accident as well as professional fees incurred as a result of the construction accident.

Construction accident insurance recoveries were $12.2 million in 2004. As noted above, these recoveries consist of a business interruption recovery of $3.5 million and recoveries due to the delay in the opening of the Atlantic City Tropicana expansion project of $8.7 million. The business interruption recovery reflects a profit recovery applicable to the fourth quarter of 2003. The recoveries from the delay in the opening of the expansion project represent a portion of the anticipated profit that we would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. Each recovery was recognized when agreed to by our insurers.

Preopening costs were $2.9 million in 2004. As noted above, these expenses relate to marketing costs incurred to promote the Quarter.

  Tropicana Las Vegas

Casino revenue was $67.8 million in 2004, up slightly from $66.7 million in 2003. Despite the slight increase in casino revenue, casino costs decreased $2.6 million or 7% in 2004 compared to 2003, primarily due to a decrease in complimentaries, player airfare reimbursement and costs associated with special events.

Rooms revenue increased $8.8 million in 2004 compared with 2003 primarily as a result of a 17% increase in the average daily rate and a 4% increase in rooms occupied on a non-complimentary basis. Our average daily rate and our occupancy were higher in 2004 relative to 2003 due to increased tourism to the Las Vegas market. Rooms expense increased $1.6 million or 8% in 2004 versus 2003 due to the increase in rooms revenue.

  Ramada Express Laughlin

Casino revenue increased $2.9 million, up 4% from $65.2 million in 2003. This increase consisted primarily of a $2.7 million increase in slot revenue. The year-over-year growth in casino revenue was consistent with the growth experienced by the Laughlin market and is related in part to the growth of the surrounding markets that feed into Laughlin. Casino costs increased $0.3 million in the 2004 versus 2003 fiscal year primarily as a result of the increase in casino revenue.

  Casino Aztar Evansville

Casino revenue was $117.0 million in 2004, up 3% from $113.3 million in 2003. The increase in casino revenue was due primarily to slot revenue, which increased $3.6 million in the 2004 versus 2003 fiscal year. This increase was primarily due to an increase in the total number of patrons visiting our riverboat, which resulted from increased marketing and promotional efforts. The increase in casino revenue occurred despite a $1.6 million decline in casino revenue during the 2004 fourth quarter. The number of patrons visiting our riverboat was down considerably in December 2004 due to a heavy winter snowstorm. Casino costs of $44.4 million in 2004 were consistent with casino costs of $44.3 million in 2003. Casino costs remained consistent due primarily to a $1.3 million nonrecurring charge recognized during 2003 as a result of an Indiana legislation change requiring casino operators to retroactively apply graduated gaming tax rates effective July 1, 2002 versus August 1, 2002, the date dockside gaming became effective.

  Corporate

Corporate general and administrative expenses increased $2.1 million during 2004, up 15% from $14.5 million in 2003 as a result of increased employee benefit, executive incentive and payroll costs.

  Other Income

Other income was $3.9 million in 2004. Other income consists of $10.5 million of insurance recovery associated with the rebuilding of the expansion at the Atlantic City Tropicana, net of direct costs to obtain the recovery. Also included was $5.0 million of costs incurred to repair damage and $1.6 million of dismantlement and debris removal costs that were probable of not being recovered under insurance.

  Interest Expense

Consolidated interest expense was $37.0 million in 2004 compared to $36.4 million in 2003. The increase was due to a higher level of debt outstanding offset by an increase in capitalized interest relating to the Tropicana Atlantic City expansion. Interest capitalized during 2004 was $12.9 million compared with $8.3 million during 2003.

  Loss On Early Retirement Of Debt

Loss on early retirement of debt was $10.3 million in 2004. The loss, which resulted from the redemption of our outstanding 8 7/8% Senior Subordinated Notes, consisted of a redemption premium of $7.6 million and the write-off of unamortized debt issuance costs of $2.7 million.

  Income Taxes

Our effective income tax rate for continuing operations increased in 2004 compared with 2003 primarily as a result of an increase in our Indiana income tax provision. In connection with a review of our Indiana income tax returns for the years 1996 through 2002, the Indiana Department of Revenue took the position that our gaming taxes that are based on gaming revenue are not deductible for Indiana income tax purposes. In response to the position taken by the Indiana Department of Revenue, we filed a petition with the Indiana Tax Court for the 1996 and 1997 tax years and we filed a formal protest for the 1998 through 2002 tax years. In April 2004, the Indiana Tax Court ruled in favor of the Indiana Department of Revenue. We asked the Indiana Supreme Court to review the ruling. Our request was denied. As a result, we estimated that we were obligated to pay approximately $17.3 million to cover assessments of taxes and interest from 1996 through the end of the first quarter of 2004. This amount is deductible for federal income tax purposes, resulting in a net effect of approximately $11.3 million, which was recorded as an increase to income tax expense in the first quarter of 2004. The ongoing effect of this issue is also included in income taxes after the first quarter of 2004. The increase in our effective income tax rate was further augmented by the impact of a tax benefit arising from a settlement with the Internal Revenue Service during 2003 for the years 1994 through 1999. The settlement involved two issues. We settled one of the two issues entirely involving the deductibility of certain complimentaries provided to customers. The other issue, involving the deductibility of a portion of payments on certain liabilities related to the restructuring of Ramada, was partially settled. We have reserved the right to pursue the unagreed portion of this issue in court and we would receive a refund, if successful. The settlement resulted in a tax benefit of $6.7 million.

Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, including interest rates, foreign currency exchange rates, commodity prices and equity prices. Our primary exposure to market risk is interest rate risk associated with our CRDA investments, certain assets in other assets, long-term debt and Series B convertible preferred stock. We do not utilize these financial instruments for trading purposes. We manage our interest rate risk on long-term debt by managing the mix of our fixed-rate and variable-rate debt. There has been no change in how we manage our interest rate risk when compared to the prior fiscal year. At December 30, 2004, the carrying value, including the current portion, of our long-term debt at a fixed rate was $475.1 million and at a variable rate it was $257.4 million. During 2005, our primary activities in long-term debt consisted of making the scheduled repayments on our five-year term loan and paying down the outstanding balance on our revolving credit facility with excess cash generated from our operations net of borrowings to finance our operations.

The following table provides information at December 31, 2005 about our financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows (in millions) and related weighted average interest rates by expected maturity dates.

Assets
 Investments
   Fixed rate
   Average
    interest rate

   Variable rate
   Average
    interest rate*

 Other assets
   Variable rate
   Average
    interest rate*

Liabilities
 Long-term debt,
  including
  current portion
   Fixed rate
   Average
    interest rate

   Variable rate
   Average
    interest rate**

Series B
 convertible
  preferred stock
   Fixed rate
   Average
    dividend rate

2006 -- -- -- -- $0.1 7.2% $1.2 -- --	2007 -- -- -- -- -- -- $13.7 -- --	2008 -- -- -- -- -- -- $32.5 -- --	2009 -- -- -- -- -- -- $200.3 -- --	2010 -- -- -- $0.8 -- -- -- -- --	There- after $13.0 3.6% $12.2 $4.3 $475.2 8.3% -- $4.6 8.0%	Total $13.0 $12.2 $5.1 $475.3 $247.7 $4.6	Fair Value $13.0 $12.2 $5.1 $501.2 $247.7 $15.1

* Interest is based upon short-term investment rates.

** Interest is based upon, at our option, a one-, two-, three-, or six-month Eurodollar rate plus a margin ranging from 1.25% to 2.75%, or the prime rate plus a margin ranging from 0.25% to 1.75%. The applicable margin is dependent upon Aztar's ratio of outstanding indebtedness to operating cash flow, as defined.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America that require us to make estimates and assumptions about the effects of matters that are inherently uncertain. Those estimates and assumptions affect the reported amounts and disclosures in our consolidated financial statements. Actual results inevitably will differ from those estimates, and such difference may be material to the financial statements. Of our accounting estimates, we believe the following may involve a higher degree of judgment and complexity.

Property and equipment - We exercise judgment with regard to property and equipment in the following areas: (1) determining whether an expenditure is eligible for capitalization or if it should be expensed as incurred, (2) estimating the useful life and determining the depreciation method of a capitalized asset, (3) estimating the fair value of a legally enforceable asset retirement obligation and in situations where the timing and/or method of settlement are conditional on a future event, incorporating this uncertainty into the estimate of the obligation's fair value, and (4) if events or changes in circumstances warrant an assessment, determining if and to what extent an asset has been impaired. The accuracy of our judgments impacts the amount of depreciation expense we recognize, the amount of gain or loss on the disposal of these assets, the fair value of asset retirement obligations and the related accretion expense recognized in subsequent periods, whether or not an asset is impaired and, if an asset is impaired, the amount of the loss related to the impaired asset that is recognized. Our judgments about useful lives, cash flows in connection with asset retirement obligations as well as the existence and degree of asset impairments could be affected by future events, such as property expansions, property developments, obsolescence, new competition, new regulations and new taxes, and other economic factors. Historically, there have been no events or changes in circumstances that have resulted in an impairment loss and our other estimates as they relate to property and equipment have not resulted in significant changes. We don't anticipate that our current estimates are reasonably likely to change in the future.

Expenditures associated with the repair or maintenance of a capital asset are expensed as incurred. Expenditures that are expected to provide future benefits to the company or that extend the useful life of an existing asset are capitalized. The useful lives that we assign to property and equipment represent the estimated number of years that the property and equipment is expected to contribute to the revenue generating process based on our current operating strategy. We believe that the useful lives of our property and equipment expire evenly over time. Accordingly, we depreciate our property and equipment on a straight-line basis over their useful lives.

When the acquisition and (or) normal operation of a tangible long-lived asset legally obligates us to perform or stand ready to perform certain retirement activities, we recognize the fair value of the obligation in the period in which it is incurred. The fair value of the liability is estimated using a quoted market price or alternatively, a present value technique based on the expected future cash flows of the retirement activities. Uncertainty with regard to the performance and (or) timing of the obligation is factored into the calculation of the obligation's fair value. The offset to the liability is recorded as an increase to the carrying value of the asset, which is subsequently allocated to depreciation expense on a straight-line basis over the remaining useful life of the asset. Accretion in the fair value of the obligation is recognized as accretion expense and is measured by applying our estimated credit-adjusted risk-free interest rate, which existed when the liability was initially established, to the amount of the liability at the beginning of each period. Changes in the fair value of the obligation resulting from changes in the factors used to determine it are recorded in the period of change by a corresponding change in the carrying value of the tangible long-lived asset and in the period of change and (or) in subsequent periods by changes in depreciation and accretion expenses. Our recorded obligations for retirement activities totaled $1.3 million at December 31, 2005.

When events or changes in circumstances warrant a review for impairment, we compare the carrying amount of a long-lived asset to the anticipated undiscounted cash flow from such asset. We perform this test for recoverability on a property-by-property basis. In doing so, we group the property's long-lived assets with all of the property's other assets and liabilities since we believe the property is the lowest level for which identifiable cash flows are largely independent of the cash flows of our other assets and liabilities. In the event that the sum of the undiscounted future cash flows is less than the carrying amount, we would recognize an impairment loss equal to the excess of the carrying value over the fair value. Such an impairment loss would be recognized as a non-cash component of operating income(loss). Our ability to determine and measure an impaired asset depends, to a large extent, on our ability to properly estimate future cash flows. Our master plan for a potential development of our Las Vegas Tropicana site envisions the creation of two separate but essentially equal and inter-connected 17-acre sites. The north site would be developed by us. The south site would be held for our future development, joint venture development, or sale for development by another party. For development of a potential project on the north site, a detailed design has substantially been completed. However, we have not yet made a decision about whether and when we will proceed with this development. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature and timing of the development we ultimately undertake, if any. If we decide to abandon any facilities in the development process, we would have to conduct a review for impairment with a possible write-down and review their useful lives with a possible adjustment to depreciation and amortization expense. These reviews could result in adjustments that have a material adverse effect on our consolidated results of operations. The net book value of the property and equipment used in the operation of the Las Vegas Tropicana, excluding land at a cost of $110 million, was $54.9 million at December 31, 2005. The net book value of accounts receivable, inventories, and prepaid expenses at the Las Vegas Tropicana was $6.9 million at December 31, 2005.

Development Costs - At December 31, 2005, capitalized development costs, included as part of other assets, totaled $25 million. These costs relate primarily to expenditures incurred in connection with the master plan for a potential development of our Las Vegas Tropicana site, including a detailed design plan and construction documents. As previously described, during the 2006 first quarter, we concluded that it was not probable that we would implement our plans for redevelopment of Tropicana Las Vegas. As a result, we wrote off approximately $26 million of capitalized development costs. Capitalized development costs also include site acquisition costs, architectural fees and licensing costs related to our planned investment in Allentown, Pennsylvania, which is contingent upon our obtaining a Pennsylvania gaming license. If we ultimately fail to obtain a gaming license in Pennsylvania, we would write off any development costs unrelated to land acquisitions.

Income tax liabilities - We are subject to federal income taxes and state income taxes in those jurisdictions in which our properties operate. We exercise judgment with regard to income taxes in the following areas: (1) interpreting whether expenses are deductible in accordance with federal income tax and state income tax codes, (2) estimating annual effective federal and state income tax rates and (3) assessing whether deferred tax assets are, more likely than not, expected to be realized. The accuracy of these judgments impacts the amount of income tax expense we recognize each period.

As a matter of law, we are subject to examination by federal and state taxing authorities. We have estimated and provided for income taxes in accordance with settlements reached with the Internal Revenue Service in prior audits. Although we believe that the amounts reflected in our tax returns substantially comply with the applicable federal and state tax regulations, both the IRS and the various state taxing authorities can and have taken positions contrary to ours based on their interpretation of the law. A tax position that is challenged by a taxing authority could result in an adjustment to our income tax liabilities and related tax provision.

During 2005, the IRS completed its examination of the company's income tax return for the year 2003. During 2004, the IRS completed its examination of the company's income tax returns for the years 2000 through 2002. The only issue in dispute in these examinations involved the deductibility of a portion of the payments on certain liabilities related to the restructuring of Ramada Inc. During 2003, the IRS completed its examination for the years 1994 through 1999 and settled one of the two remaining issues entirely and a portion of the other remaining issue, resulting in a tax benefit of $6.7 million. The issue that was settled entirely involved the deductibility of certain complimentaries provided to customers. The other issue involved the deductibility of a portion of payments on certain liabilities related to the restructuring, the same issue as described above for the 2000 through 2003 years. We have reserved the right to pursue the unagreed portion of this issue in court and we would receive a net refund, if successful.

On July 2, 2002, the State of New Jersey enacted the Business Tax Reform Act. We have provided for New Jersey income taxes based on our best estimate of the effect of this law. Certain provisions of the Act are subject to future rules and regulations and the discretion of the Director. We believe our interpretation of the law is reasonable and we don't expect material adjustments; however, we are unable to determine the discretion of the Director. The New Jersey Division of Taxation is examining the New Jersey income tax returns for the years 1995 through 2001. The Indiana Department of Revenue is examining the Indiana income tax returns for the years 2003 and 2004. We believe that adequate provision for income taxes and interest has been made in the financial statements.

Ramada indemnification - We have agreed to indemnify Ramada against all monetary judgments in lawsuits pending against Ramada and its subsidiaries as of the conclusion of the Restructuring on December 20, 1989, as well as all related attorney's fees and expenses not paid at that time, except for any judgments, fees or expenses accrued on the hotel business balance sheet and except for any unaccrued and unreserved aggregate amount up to $5.0 million of judgments, fees or expenses related exclusively to the hotel business. Aztar is entitled to the benefit of any crossclaims or counterclaims related to such lawsuits and of any insurance proceeds received. There is no limit to the term or the maximum potential future payment under this indemnification. In addition, we agreed to indemnify Ramada for certain lease guarantees made by Ramada. The lease terms potentially extend through 2015 and Ramada guaranteed all obligations under these leases. We have recourse against a subsequent purchaser of the operations covered by these leases. The estimated maximum potential amount of future payments we could be required to make under these indemnifications is $7 million at December 31, 2005. We would be required to perform under this guarantee 1) if monetary judgments and related expenses in lawsuits pending against Ramada and its subsidiaries as of the conclusion of the Restructuring exceeded the above described amount, or 2) if lessees with lease guarantees failed to perform under their leases, the lessee and lessor could not reach a negotiated settlement and the lessor was able to successfully proceed against Ramada, who in turn was able to successfully proceed against the company. In connection with these matters, we established a liability at the time of the Restructuring and our remaining accrued liability was $3.8 million at December 31, 2005.

Impact of the October 30, 2003 construction accident - An accident occurred on the site of the expansion of the Atlantic City Tropicana. In order to ensure that the construction proceed expeditiously and in order to settle certain disputes, we and the general contractor entered into a settlement agreement on October 6, 2004 that delineates how we and the contractor will share the cost of and the insurance proceeds received for the dismantlement, debris removal and rebuild.

During 2005, we recorded $7.2 million of insurance recovery for rebuild activities. The recovery was recognized as other income and was offset by $1.2 million of direct costs to obtain the recovery.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement No. 123 (revised 2004), "Share-Based Payment." SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and the estimated number of awards that are expected to vest. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. SFAS 123(R) supersedes APB 25, which we have elected to follow. As a result of an amendment by the Securities and Exchange Commission in April 2005, SFAS 123(R) is effective for us at the beginning of the 2006 calendar year. SFAS 123(R) applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS 123 that we have followed for disclosure purposes. For periods before the required effective date, we may elect to adjust financial statements of prior periods on a basis consistent with the pro forma disclosures required for those periods by SFAS 123. We have not decided whether or not to restate prior periods. Based on stock options granted through December 31, 2005, we estimate that, net of the related income tax benefits, we will record an additional cost of approximately $2.5 million for calendar year 2006.

Private Securities Litigation Reform Act

Certain information included in Aztar's Form 10-K for the year ended December 31, 2005, and other materials filed or to be filed with, or furnished or to be furnished to the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by us, including those made in Aztar's 2005 annual report) contains statements that are forward-looking. These include forward-looking statements relating to the following items, among others: operation and expansion of existing properties, including future performance; development of the Las Vegas Tropicana and financing for such development; other business development activities; uses of free cash flow; stock repurchases; debt repayments; possible future debt refinancings; and expensing of actuarial losses. These forward-looking statements generally can be identified by phrases such as we "believe," "expect," "anticipate," "foresee," "forecast," "estimate," "target," or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements.

Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by us or on our behalf. These risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in Aztar's reports filed with or furnished to the SEC: those factors relating to war and terrorist activities and other factors affecting discretionary consumer spending; uncertainties related to the extent and timing of our recoveries from our insurance carriers for our various losses suffered in connection with the accident on October 30, 2003; the extent to which we realize revenue and EBITDA increases as a result of the Tropicana Atlantic City expansion; our ability to execute our development plans, estimates of development costs and returns on development capital; construction and development factors, including zoning and other regulatory issues, environmental restrictions, soil conditions, weather, fire, flood and other natural hazards, site access matters, shortages of material and skilled labor, labor disputes and work stoppages, and engineering and equipment problems; factors affecting leverage and debt service, including sensitivity to fluctuation in interest rates; access to available and feasible financing; regulatory and licensing matters; third-party consents, approvals and representations, and relations with suppliers and other third parties; reliance on key personnel; salaries and retirement dates of defined benefit plan participants; business and economic conditions; the cyclical nature of the hotel business and the gaming business; the effects of weather; market prices of our common stock; litigation outcomes, judicial actions, labor negotiations, legislative matters and referenda including the potential legalization of gaming in Maryland and New York and VLTs at the Meadowlands in New Jersey, and taxation including potential tax increases in Indiana, Missouri, Nevada and New Jersey; the impact of new competition on our operations including prospective new competition in Pennsylvania; and the effects of other competition, including locations of competitors and operating and marketing competition. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and speak only as of the date made.